Exhibit 10.4

FOOD AND BEVERAGE MANAGEMENT AGREEMENT

BETWEEN

1350 S DIXIE LLC

AND

Alpareno Restaurant Group, LLC

i

ARTICLE 10 ASSIGNMENTS		42

10.1.	Manager Transfer	42
10.2.	Owner Transfer	42
10.3.	Effect of Permitted Assignment or Transfer	42
10.4.	Mortgages	43

ARTICLE 11 INSURANCE AND INDEMNIFICATION		43

11.1.	Insurance	43
11.2.	Intentionally Omitted	45
11.3.	Indemnification for Third-Party Claims.	45

ARTICLE 12 CASUALTY AND CONDEMNATION		46

ARTICLE 13 DEFAULTS AND TERMINATIONS		47

13.1.	Event of Default	47
13.2.	Remedies for Event of Default	49
13.3.	Special Termination Rights of Owner	49
13.4.	Special Termination Rights of Manager	51
13.5.	No Release of Liability	51
13.6.	Actions to Be Taken on Termination	51

ARTICLE 14 DISPUTE RESOLUTION		52

14.1.	Arbitration	52
14.2.	Miscellaneous	53

ARTICLE 15 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS		55

15.1.	Manager’s Representations and Warranties	55
15.2.	Owner’s Representations and Warranties	56
15.3.	Covenants	57
15.4.	Acknowledgements	57

ARTICLE 16 GENERAL PROVISIONS		57

16.1.	Governing Law	57
16.2.	Construction of this Agreement	57
16.3.	Timing of Performance	59
16.4.	Subordination	59
16.5.	Waivers	59
16.6.	Notices	59
16.7.	Further Assurances
16.8.	Relationship of the Parties	61
16.9.	Force Majeure	61
16.10.	No Corrupt Practices	61
16.11.	Manager Information
16.12.	Hotel Operator	61

ii

LIST OF EXHIBITS

EXHIBIT A-1	-	DESCRIPTION OF THE LAND
EXHIBIT B	-	DESCRIPTIONS OF CONCEPTS
EXHIBIT C	-	AREA OF PROTECTION
EXHIBIT D	-	MANAGER TRADEMARKS
EXHIBIT E	-	SITE VISIT MINIMUMS

iii

FOOD AND BEVERAGE MANAGEMENT AGREEMENT

This Food and Beverage Management Agreement is entered into effective as of March 1, 2021 (the “Effective Date”), between 1350 S DIXIE LLC, a Delaware limited liability company (“Owner”), and Alpareno Restaurant Group, LLC, a Florida limited liability company (“Manager”). Owner and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. Owner is the owner of the real property described on Exhibit A-1 (the “Land”) on which Owner has constructed a mixed-use project comprised of (i) a hotel with two-hundred forty-five (245) keys (the “Hotel”), (ii) approximately two-hundred four (204) multifamily units (the “Residential Units”), and (iii) certain other improvements including retail facilities, swimming pool and related amenities, a parking garage, and other signage, facilities and amenities related thereto (collectively, the “Project”).

B. Owner has included certain restaurants and other food and beverage services and amenities as part of the Project, including: (i) a two meal signature restaurant located on the ground level of the Project adjacent to the Hotel lobby (the “Signature Restaurant”), (ii) a lobby gastro pub located on the ground level of the Hotel adjacent to the Hotel lobby (which restaurant shall also provide food and beverage services to the pool area of the Hotel, the Delivery Service (defined below) to the Hotel guests and Residential Unit owners or invitees, and, in Owner’s discretion and as contemplated in the approved Annual Plan (defined below), delivery-style and “to-go” service to customers off-site from the Project) (the “Lobby Pub”), (iii) a poolside bar with limited food service located adjacent to the Hotel pool (the “Pool Bar”), (iv) food and beverage services for events in the event spaces, banquet and meeting rooms and private dining spaces of the Hotel, and, in Owner’s discretion and as contemplated in the approved Annual Plan, food and beverage services for other locations within or outside of the Project, as identified by Manager in the approved Annual Plan or with the prior consent of Owner (the “Catering Service”), and (v) delivery-style service for the Hotel and, in Owner’s discretion and as contemplated in the approved Annual Plan, for Residential Units or locations (which service will, for the avoidance of doubt and given the limited service nature of the Hotel, be provided in disposable “to-go” style packaging) (the “Delivery Service”) (the Signature Restaurant, Lobby Pub, Pool Bar, the Catering Service and Delivery Service, are sometimes referred to collectively or as a subgroup as “Venues” or individually as a “Venue” as the context so requires). The locations of the premises in which the Signature Restaurant, Lobby Pub, and Pool Bar (sometimes referred to collectively or as a subgroup as “Managed Facilities” or individually as a “Managed Facility” as the context so requires) are as currently located in the Hotel.

C. Owner and Hersha Hospitality Management L.P., a Pennsylvania limited partnership (“Hotel Operator”) have entered into that certain Management Agreement, dated November 15, 2019 (if and as amended, the “Existing Hotel Management Agreement”) pursuant to which Hotel Operator has agreed to operate and manage the Hotel on behalf of Owner in accordance with the terms and conditions thereof.

D. Subject to the terms and conditions of this Agreement, Owner desires to engage Manager to create and develop the Concepts for each of the Venues in consultation with and with approval of Owner and to supervise, direct, control and manage operations for provision of food and beverage service at the Venues, all as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1. Affiliate – any Person that, directly or indirectly, controls, is controlled by, or is under common control with, another Person. As used herein, the term “control” shall mean the (i) the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation, or of more than fifty percent (50%) of any other equity or membership interest if not a corporation, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

1.2. Agreement – this Food and Beverage Management Agreement between Owner and Manager, including all Exhibits hereto, and all amendments and modifications entered into between Owner and Manager from time to time.

1.3. Annual Plan – as defined in Section 5.1.1. Unless specified as the proposed Annual Plan, the Annual Plan for any Operating Year shall mean the Annual Plan for such Operating Year as approved in accordance with Section 5.1.

1.4. Applicable Law – all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any international treaty or convention or national, provincial, state, regional, local or other jurisdictional Governmental Authority, board of fire underwriters and similar governmental or quasi-governmental rule-making institution or organization, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Venues or Person in question is subject to the same.

1.5. Approvals – all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question, including liquor licenses.

1.6. Area of Protection –the area shown on the map in Exhibit C attached hereto.

1.7. Arbitration Tribunal – as defined in Section 14.1.

1.8. Assignment – any assignment, encumbrance, pledge, conveyance or other transfer, in whole or in part, of this Agreement or any rights, remedies, duties or obligations under this Agreement, whether voluntary, involuntary, by operation of law or otherwise.

1.9. At Will Termination Notice – as defined in Section 13.3.5.

1.10. Authorized Recipients – with respect to any Person, the past, existing or prospective shareholders, partners, members, managers, trustees, beneficiaries, directors, officers, employees, agents, representatives, legal counsel, accountants and lenders of such Person or its Affiliates, permitted assignees of this Agreement, and permitted or proposed transferees of the Hotel or any Ownership Interests in that Person or its Parent Company.

1.11. Base Fee – the amount equal to four percent (4%) of the Operating Revenue attributable to all Venues.

1.12. Capital Budget – as defined in Section 5.1.1(c).

1.13. Capital Improvements – all costs and expenses that are normally capitalized under GAAP, including, without limitation, alterations, improvements, replacements, renewals and additions to or related to the Venues (including, without limitation, as applicable, FF&E Capital Improvements, replacements and renewals of exterior and interior painting, resurfacing of walls and floors, and replacing folding walls). For avoidance of doubt, Capital Improvements expressly exclude Maintenance and Repair.

1.14. Casualty – any fire, flood, act of God or other event or cause that results in physical damage or destruction to the Managed Facilities or Hotel.

1.15. Catering Service – as defined in Recital B.

1.16. Commencement Date – the date upon which the existing food and beverage management agreement for the Venues terminates.

1.17. Competitive Facilities –for so long as they do not close or cease to be comparable to the applicable Venue (i) with respect to the Signature Restaurant, the restaurants known as Zucca, Hillstone and M House as of the Effective Date located in Coral Gables, (ii) with respect to the Lobby Pub, the gastropubs known as Bulla Gastrobar and Whisk Gourmet of the Effective Date located in Coral Gables, and (iii) with respect to the Pool Bar, the bars known as Monty’s Raw Bar and Panorama Sky Lounge as of the Effective Date located in Coconut Grove. If a material change to any of the operations in the set of Competitive Facilities occurs, including the cessation of operation of the applicable competitive operation, or a material change occurs in the standards of the applicable competitive operation, then either Party may request the replacement of such applicable competitive operation in the set of Competitive Facilities, provided any replacement competitive operation has been in operation for at least three (3) full years. If the Parties are unable to reach agreement on the replacement competitive operation within thirty (30) days after the initial request by a Party, then either Party may submit the matter for resolution in accordance with Article 14.

1.18. Concepts – shall mean those concepts for each Venue set forth on Exhibit B, as applicable, as the same may be amended or modified from time-to-time pursuant to the terms of this Agreement.

1.19. Condemnation – a taking of all or any portion of the Managed Facilities or the Hotel by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, and a conveyance by Owner in lieu or under threat of such taking.

1.20. Confidential Information – information relating to Manager’s, Owner’s, Hotel Operator’s or their Affiliates’ businesses, the operation of the Venues or the operation of the Hotel, that derives value, actual or potential, from information not being generally known to others, including, without limitation, the terms of this Agreement, all manuals, information regarding the Standard and the Concept as it relates to the Signature Restaurant, operating standards and procedures of each Party’s or their Affiliates’ businesses, other operations, the Hotel Guest Data, and other Manager Proprietary Information or Owner Proprietary Information, as applicable, including marketing plans and financial plans of either Party, the Venues and the Hotel, and any documents and information specifically designated by Manager, Owner or Hotel Operator in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary.

1.21. Content – as defined in Section 7.1.2.

1.22. CPI – for all amounts to be calculated in U.S. Dollars and adjusted periodically under this Agreement, the Consumer Price Index for All Urban Consumers, All Items, for the Greater Miami market area that includes the Venues, as published by the Bureau of Labor Statistics of the United States Department of Labor, using the years 1982-84 as a base of one hundred (100), or if such index is discontinued, the most comparable index published by any federal Governmental Authority, as acceptable to Owner and Manager.

1.23. Delivery Service – as defined in Recital B.

1.24. Due Diligence Period – as defined in Section 2.6.2(b).

1.25. Effective Date – as defined in the introduction to this Agreement.

1.26. Entity – a partnership, corporation, limited liability company, Governmental Authority, trust, unincorporated organization or any other legal entity of any kind.

1.27. Equity Owners – with respect to any Entity, the individuals holding any Ownership Interests in such Entity or in any Parent Companies, if any.

1.28. Event of Default – as defined in Sections 13.1.1 and 13.1.2.

1.29. Executive Staff – the general manager of each Venue and the executive chef, executive sous chef, pastry chef, the beverage director, and assistant general managers as applicable or as deemed necessary by Manager to operate each of the Venues.

1.30. Existing Manager Facilities – any restaurant or other food and beverage establishment or service currently operating (i.e., as of the Effective Date), previously operated or now or hereafter to be operated under the trade name “ERBA”, “GHEE”, “ACHIONATTO” or similar trade names, together with any other facility currently or in the future owned, managed, licensed or operated by Manager, any of its principals or any Affiliate of Manager, and any successor locations of any such restaurant operating under the same or similar name (including reasonable variations or derivations of “ERBA”, “GHEE”, “ACHIONATTO”, or a similar trade names) but in a different location.

1.31. Existing Recipes – any recipe developed by Manager, any of its principals or any of its Affiliates in connection with any Existing Manager Facilities, including all restaurants and other food and beverage outlets owned and/or operated by Manager, any of its principals or any of its Affiliates (including the Signature Restaurant, Lobby Pub and Pool Bar), whether prior to, during, or after, the term of this Agreement.

1.32. Expiration Date – as defined in Section 2.3.

1.33. FF&E – furniture, fixtures, equipment, interior and exterior signs and lighting, as well as other improvements and personal property used in the design, décor, furnishing and operation of the Venues, including kitchens, bar facilities and office equipment, that are not OS&E.

1.34. FF&E Capital Improvements – all costs and expenses incurred in connection with repair, replacements and renewals of FF&E.

1.35. Financial Statements – as defined in Section 9.4.

1.36. Force Majeure – any of the following events or circumstances not under the reasonable control of a Party that has a material adverse impact on the ability of a Party to perform its obligations under this Agreement, including: (a) strike, lockout, acts of public enemy, riots or insurrections, (b) labor troubles, (c) governmental preemption in connection with a local or national emergency, (d) any newly enacted and unexpected rule, order or regulation of any governmental agency or building moratorium, (e) conditions of supply or demand which are affected by war, terrorism or other national, state or municipal emergency, flood, etc., (f) fire or other Casualty, (g) natural disasters (such as earthquakes), (h) seasonal or unusual weather of a material adverse nature that negatively impacts the Project without regard to governmental preemption, (i) unknown environmental and subsurface conditions, and (j) any other similar cause beyond the reasonable control of the Party affected (such as a pandemic or regional health crisis) that has a material adverse effect on the operation of the Venues or the Project. In no event shall the lack of funds, the inability to obtain financing or licenses required for the operation of the Venues, and/or general market or economic conditions, in any case, constitute a Force Majeure.

1.37. GAAP – the conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States of America at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

1.38. Governmental Authority – any government or political subdivision or agency thereof.

1.39. Hotel – as defined in Recital A.

1.40. Hotel Brand – “THesis,” or such other brand as Owner chooses for the Hotel that does not infringe upon the Manager Trademarks or Manager Proprietary Information.

1.41. Hotel Brand Intellectual Property – the trademarks, trade names, service marks or any other Intellectual Property Rights relating to the Hotel Brand.

1.42. Hotel Guest Data – all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email), histories, preferences and any other guest or customer information provided by guests of the Hotel or in any database of Hotel Operator or its Affiliates, whether obtained or derived by Hotel Operator or its Affiliates or Hotel Franchisor or its Affiliates, or Owner or Affiliates, from: (a) guests or customers of the Hotel or any facility associated with the Hotel, including the Venues; (b) guests or customers of any other hotel or lodging property owned, leased, operated, licensed or franchised by Hotel Operator or its Affiliates, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources, databases or systems owned or controlled by Hotel Operator or its Affiliates. Use of the Hotel Guest Data (as distinct from Manager Guest Data, as defined in Section 5.6) shall be governed pursuant to Section 5.6 and in all events subject to Applicable Law.

1.43. Hotel Management Agreement – the Existing Hotel Management Agreement as defined in Recital C, and any future management agreement Owner may execute with another hotel operator to manage the Hotel as long as such new hotel operator agrees in writing with Owner and Manager to honor and perform the terms hereunder related to Hotel Operator hereunder.

1.44. Hotel Operator – as defined in Recital C or any successor hotel operator under and pursuant to a Hotel Management Agreement.

1.45. Hotel Operator Intellectual Property – as defined in Section 16.12.2(a).

1.46. Hotel Operator Trademarks – the various service marks and trademarks now or hereafter used and/or registered by Hotel Operator and/or its Affiliates in connection with the operation of the Hotel and such other hotel facilities as may hereafter be owned or operator by Hotel Operator and/or its Affiliates, including, without limitation, the “Hersha” trademark. For sake of clarity, the Hotel Operator Trademarks do not and will not include Owner Trademarks, the Hotel Brand or Manager Trademarks, and Owner Trademarks, the Hotel Brand and Manager Trademarks, respectively, do not and will not include Hotel Operator Trademarks.

1.47. Hotel Website – as defined in Section 7.1.3(a).

1.48. Immediate Family Member – a sibling, family trust, parent, spouse, domestic partner, life partner, child (whether natural, adopted or step-child), grandchild or other lineal descendant of a natural person so long as such Person is not a Prohibited Person.

1.49. Incentive Fee – an amount equal to fifteen percent (15%) of aggregate Net Profit of the Venues for an Operating Year, until such time as aggregate Net Profit for such Operating Year equals the Owner Return Hurdle, in which event the Incentive Fee shall thereafter be an amount equal to twenty percent (20%) of the Net Profit of the Venues for an Operating Year in excess of the Owner Return Hurdle.

1.50. Indemnified Party – any Owner Indemnified Parties or Manager Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

1.51. Indemnifying Party – any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

1.52. Initial Restriction Term – as defined in Section 2.6.1.

1.53. Initial Term – as defined in Section 2.3.

1.54. Intellectual Property Rights – any rights available under patent, copyright, trademark, service mark, trade name, product configuration, industrial design, or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, logos or artworks, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form whether or not specifically listed herein, which may subsist in any part of the world, for the full term of such rights, including any extension to the terms of such rights.

1.55. Inventory – all food, beverage and disposable OS&E used in the operation of the Venues.

1.56. Investment Election – as defined in Section 2.6.2(b).

1.57. Investment Notice – as defined in Section 2.6.2(a).

1.58. Investment Rejection – as defined in Section 2.6.2(b).

1.59. Key Principal – Niven Patel.

1.60. Land – as defined in Recital A.

1.61. Lobby Pub – as defined in Recital B.

1.62. Lobby Pub Concept – as defined in Section 2.4.2.

1.63. Maintenance and Repair – all ordinary maintenance and repair work that is characterized as an ordinary expense (and not capitalized) under GAAP.

1.64. Managed Facility or Managed Facilities – as defined in Recital B.

1.65. Management Fees – collectively, the Base Fee and the Incentive Fee.

1.66. Manager – as defined in the introduction to this Agreement.

1.67. Manager Complimentaries – as defined in Section 5.5.5(b).

1.68. Manager Concepts – as defined in Section 2.4.2.

1.69. Manager Content – as defined in Section 7.1.2.

1.70. Manager Default – as defined in Section 13.1.1.

1.71. Manager Guest Data – as defined in Section 5.6.

1.72. Manager Indemnified Parties – as defined in Section 11.3.1.

1.73. Manager Information – as defined in Section 15.1.5.

1.74. Manager’s IP Affiliate – as defined in Section 2.4.1.

1.75. Manager Policies – as defined in Section 11.1.2(a).

1.76. Manager Proprietary Information – collectively the Operating Information, the Existing Recipes, other recipes, trade secrets, product specifications, formulae, inventions and ideas, product development plans, menus, customer lists (including Manager Guest Data but in all events excluding Hotel Guest Data that is not otherwise Manager Guest Data), all proprietary information and other Intellectual Property Rights in any form, created, developed and/or owned by Manager or any of its Affiliates in connection with any Existing Manager Facilities and the Venues (but in all events excluding the Hotel Guest Data); provided, however, that upon termination of this Agreement and Owner’s request, Manager shall provide a copy of Manager’s customer lists related to the Venues (including Manager Guest Data) to Owner.

1.77. Manager Restricted Party – as defined in Section 2.6.2.

1.78. Manager Trademarks – the various service marks, trademarks and other Intellectual Property Rights now or hereafter used and/or registered by Manager and/or its principals, Affiliates or licensees (excluding Owner and Hotel Operator) in connection with the operation of the Signature Restaurant and all Existing Manager Facilities and such other restaurants and food service facilities as may hereafter be undertaken by Manager and/or its Affiliates, and any related logos which are registered in Class 43 in the United States, in each case subject to the provisions of Section 2.5 hereof. The Manager Trademarks as of the Effective Date are set forth on Exhibit D attached hereto. For sake of clarity, the Manager Trademarks do not and will not include Hotel Operator Trademarks, Owner Trademarks or the Hotel Brand, and Owner Trademarks and Hotel Operator Trademarks, respectively, do not and will not include Manager Trademarks.

1.79. Manager Website – as defined in Section 7.1.2.

1.80. Marketing Materials – any items or information developed or used by or on behalf of Manager, Owner or Hotel Operator in connection with the operation, promotion and advertising of the Venues and the Hotel including, but not limited to, printed or electronic format documents related to the Hotel and the Venues (including, without limitation, menus, letterhead, Hotel in-room video and informational books, Hotel directories and publications, Hotel magazines, in-room menu cards, and similar in-Hotel marketing), external communication (inclusive of social media), marketing, advertising, collateral and other materials relating to the Hotel and the Venues.

1.81. Marketing Requirements – as defined in Section 7.1.1(b).

1.82. Material Damage – as defined in Section 12.1.

1.83. Mezzanine Financing – any financing which is secured by a security interest in the direct or indirect Ownership Interests in Owner.

1.84. Mezzanine Lender – any lender providing any Mezzanine Financing.

1.85. Mortgage – any real estate, leasehold, security deed, mortgage, deed of trust, security agreement or other similar security interest (including any security interest or obligation with respect to any Mezzanine Financing) encumbering the Project, the equity interests of Owner, or any part thereof, including without limitation, any Mezzanine Financing.

1.86. Mortgagee – any holder of a Mortgage.

1.87. Monthly Reports – as defined in Section 9.2.

1.88. Negotiation Trigger – as defined in Section 2.6.2(b).

1.89. Net Profit – with respect to any period, all Operating Revenue for such period, minus the sum of only the following items for such period (without duplication for any of the following): (i) Operating Expenses (including the Base Fee but not the Incentive Fee), (ii) a deemed monthly rental fee for the Signature Restaurant in an amount equal to Sixty Dollars ($60.00) per rentable square foot (which amount shall be subject to an increase of three percent (3%) on January 1, 2024 and each January 1 thereafter during the Term, (iii) all amounts incurred by Owner for Capital Improvements (other than FF&E Capital Improvements) (but excluding Capital Improvements implemented by Owner that were entirely discretionary and were not otherwise approved as part of the Annual Plan or otherwise required or permitted pursuant to the terms of this Agreement), and (iv) the portion of any fees payable to Hotel Operator under the Hotel Management Agreement (including, without limitation, the portion of any base and incentive fees) derived from the gross revenue or net profit of the Managed Facilities. It is the express intent of the Parties that neither (a) the Incentive Fee, nor (b) any interest, debt service, depreciation or amortization with regard to Owner’s investments in the Managed Facilities or other aspects of the Project, be deducted from Operating Revenue for the purpose of determining Net Profit.

1.90. Net Profit Deficiency Amount – as defined in Section 3.1.2.

1.91. Opening Date – the date all of the Venues (other than the Signature Restaurant, which may be opened at such other time as agreed by Owner and Manager) first open for business to the general public, guests and patrons of the Hotel for food and beverage service, which date, once established, shall be confirmed in writing by Owner and Manager. For the avoidance of doubt, the Opening Date shall not occur prior to the date the Hotel opens for business to the general public (which opening date for the Hotel is determined pursuant to the terms of the Hotel Management Agreement). Owner shall provide Manager with not less than sixty (60) days prior written notice of the scheduled opening date for the Hotel.

1.92. Operating Expenses – with respect to any period following the Opening Date, all ordinary and necessary expenses incurred in the operation of the Venues as determined in accordance with GAAP and the Uniform System, including, but not limited to (without duplication for any of the following), all (a) Venues Personnel Costs, (b) costs of OS&E and other Inventory, (c) expenses for Maintenance and Repair for the Managed Facilities, (d) the Managed Facilities’ proportionate share and/or direct share (if metered separately) of expenses for utilities, (e) administrative expenses to the extent of the Venues’ proportionate share of costs and expenses relating to Hotel bank accounts, preparation of Monthly Reports and Financial Statements and other administrative support provided by Owner and/or Hotel Operator to the Venues, (f) costs and expenses for marketing, advertising and promotion of the Venues, including the Venues’ proportionate share of such costs incurred in connection with marketing, advertising and promotion of the Venues (or any component thereof) together with the Hotel and/or other venues or operations located at the Hotel, (g) Travel Expenses and any other amounts reimbursed to Manager by Owner, (h) all insurance premiums or other costs paid for any insurance policies (including business interruption insurance) maintained with respect to the Venues, (i) the Management Fees, (j) credit or debit card commissions, fees and charges payable to credit or debit card issuers, (k) the Venues’ proportionate share of costs and expenses for services provided by Owner, Hotel Operator, or their Affiliates, in common with other venues or operations at the Hotel, including, without limitation, cleaning, garbage services, sanitation, pest control, security, human resources, finance and accounting, and use of common facilities such as, by way of example only, loading docks and employee locker rooms, all to the extent not otherwise captured as Venues Overhead, (l) the Venues’ proportionate share of property taxes for, and Maintenance and Repair of, the Hotel, to the extent not otherwise captured as Venues Overhead, (m) costs for the rental of personal property incurred in connection with the operation of the Venues, including, without limitation, FF&E and OS&E (except to the extent incurred prior to the Commencement Date for leases as part of the initial construction of the Managed Facilities), (n) cash losses, including theft, (o) cost of flowers and decorations, (p) cost of music and entertainment, (q) costs incurred for contracted services in connection with the operation of the Venues, including, without limitation, the costs of and fees payable to third party consultants and advisors, including Hotel Operator, (r) cost and fees of obtaining and maintaining the necessary Approvals required in connection with the operation of the Venues, (s) to the extent not included among administrative services that are separately included as Operating Expenses, actual and reasonable legal, accounting and professional fees incurred solely with respect to the Venues, (t) the cost of all items which are included in the Venues Overhead (but only if and to the extent not otherwise duplicative of amounts already identified as Operating Expenses pursuant in any of clauses (i) through (s)), and (u) any other costs of operation of the Venues, including those that are otherwise expressly included herein as Operating Expenses or are generally included as Operating Expenses in accordance with GAAP. Operating Expenses shall expressly exclude the following: (x) costs to initially build out and equip the Managed Facilities, including any depreciation and amortization of such costs, and (y) pre-opening costs and expenses. In cases in which a proportionate share of Operating Expenses are attributed to the Venues, such proportionate share will be determined in good faith and in an empirically-derived commercially reasonable manner.

1.93. Operating Information – the methods, processes, practices, techniques, procedures and systems of Manager and/or its Affiliates (including, without limitation, those relating to operations, food preparation, and service standards and supplier information unique to Manager and/or its Affiliates) developed or adapted by Manager for use in connection with the establishment and operation of the Signature Restaurant without any input and/or involvement by Owner or Hotel Operator, including all related Manager Proprietary Information.

1.94. Operating Revenue – with respect to any period of time following the Opening Date, all receipts, revenue and income of any kind derived directly from the operation of the Venues, and properly attributable to such period determined in accordance with GAAP and the Uniform System, expressly including, without limitation, all revenue from private or special events at the Managed Facilities or in connection with the Venues (including, without limitation, in connection with the Catering Service and the Delivery Service, whether or not off-site), revenues from merchandise sales and revenues from special events that are supported by the Venues, including music or entertainment revenues not payable to unrelated third parties (including revenues derived from food and beverage sales at special events booked directly by Hotel Operator and/or Owner but solely in the event that Manager provides support and services for such special events); all Room Charges in accordance with Section 5.5.1; and room rental fees derived from the rental of specific rooms of the Managed Facilities or Venues for private or special events, but in all events expressly excluding the following (without duplication as to any of the following): (i) any interest earned on Operating Revenue deposited in bank accounts; (ii) gratuities, service charges, and tips added to customers’ bills, checks, invoices, or statements which are paid or payable to employees of the Venues; (iii) the amount of any local, regional, national, excise, luxury, sales, hospitality, “bed tax”, value added, use or other similar taxes imposed by a Governmental Authority and collected from customers or invitees, or as part of the sales price of any goods, services or displays, including gross receipts, cabaret and similar taxes; (iv) any funds furnished by Owner to pay Operating Expenses or other costs necessary to operate the Venues (as opposed to Operating Revenues); (v) monies received from any sale, financing or mortgage of the Hotel, FF&E, or OS&E; (vi) amounts representing the discounted (or complimentary) portion of the cost of meals provided as compensation to Venues Personnel; (vii) the attributed value of all Manager Complimentaries; (viii) the attributed value of Owner Complimentaries not to exceed Two Thousand Five Hundred Dollars ($2,500.00) per month; provided, however, that the (A) retail value of all Owner Complimentaries below $2,500.00 per month shall be offset by the cost of goods sold corresponding to such Owner Complimentaries so that no profit or loss results, and (B) the retail value of all Owner Complimentaries in excess of $2,500.00 per month shall be included in Operating Revenue at their full retail charges for all purposes hereunder; (ix) revenue which is refunded to customers, any rebates, bad debts, uncollectible amounts, credit or discount; (x) receipts from any Condemnation; (xi) all insurance proceeds, except that proceeds for loss of business income shall be included in Operating Revenue; (xii) credit or debit card commissions, fees and charges payable to credit or debit card issuers; (xiii) sale of gift certificates and cards, including gift certificates and cards offered at any of the Venues and those offered by Owner or Hotel Operator for use at the Hotel or any portion thereof, including the Venues (provided that (A) the value of a gift certificate or card sold at or in connection with a Venue exclusively for use at a Venue will be Operating Revenue at the point of sale, and (B) as to gift certificates or cards offered by Owner or Hotel Operator for use at the Hotel or other properties generally, redemption of any such gift certificates and cards at the Venues shall be included in Operating Revenue for the applicable Venue at which such gift certificate or card is redeemed); (xiv) the exchange of food, goods or merchandise between the Venues or other venues where such exchange is made for the convenient operation of the Venues and not for the purpose of consummating a sale; (xv) the sale of FF&E or other property which are not stock in trade and receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of the Venues’ operations and income derived from securities and other property acquired and held for investment; (xvi) amounts collectible from customers for the account of, and for direct payment to, unrelated third parties providing services specifically for a customer’s function which generated Operating Revenue, such as music and entertainment(excluding fees or surcharges not payable to unrelated third parties); and (xvii) other income or proceeds derived from operations of the Hotel outside of the Venues and not provided by Manager or under Manager’s direction, resulting other than from the use or occupancy of the Venues (including, without limitation, revenues from food, beverage and spa operations managed by a third party).

1.95. Operating Year – each calendar year during the Term, except that the first Operating Year (if not commenced on January 1) shall be a partial year beginning on the Effective Date, and ending on December 31 of such year, and if this Agreement expires or is terminated effective on a date other than December 31 in any year, then the last Operating Year shall also be a partial year commencing on January 1 of the year in which such expiration or termination occurs and ending on the effective date of expiration or termination.

1.96. OS&E – all operating supplies and equipment used in the operation of the Venues.

1.97. Owner – as defined in the introduction to this Agreement.

1.98. Owner Concepts – as defined in Section 2.4.2.

1.99. Owner Complimentaries – as defined in Section 5.5.5(a).

1.100. Owner Default – as defined in Section 13.1.2.

1.101. Owner Indemnified Parties – as defined in Section 11.3.2.

1.102. Owner Policies – as defined in Section 11.1.1(a).

1.103. Owner Proprietary Information – collectively (i) all proprietary information and other Intellectual Property Rights in a written or tangible form, owned by Owner or any of its Affiliates prior to the Effective Date (ii) all proprietary information and other Intellectual Property Rights in a written or tangible form developed by Owner, or any of its Affiliates, on or after the Effective Date, independently from the performance of Manager’s services under this Agreement, (iii) the Owner Trademarks, (iv) the Owner Concepts (v) the Hotel Brand, and (vi) all proprietary information and other Intellectual Property Rights in any form, created, developed and/or owned by Owner or any of its Affiliates in connection with this Agreement. For the avoidance of doubt, the Owner Proprietary Information shall not include the Existing Recipes, the Manager Trademarks, or the Manager Proprietary Information.

1.104. Owner Return Hurdle – an amount equal to a ten percent (10%) return of Total F&B Investment Costs.

1.105. Owner ROFO Parties – as defined in Section 2.6.2(a).

1.106. Owner Trademarks – as defined in Section 2.4.1.

1.107. Ownership Interests – all forms of ownership interests in an Entity, whether legal or beneficial, voting or non-voting, including stock, partnership interests and limited liability company memberships, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that Owner determines to constitute a form of direct or indirect ownership in an Entity.

1.108. Parent Company – an Entity that holds any controlling Ownership Interest in another Entity, whether directly or indirectly through an Ownership Interest in one or more other Entities holding an Ownership Interest in such Entity.

1.109. Party or Parties – as defined in the introduction of this Agreement.

1.110. Performance Test – as defined in Section 13.3.3(a).

1.111. Permitted Transfers – as defined in Section 10.1.

1.112. Person – an individual or Entity (as the case may be).

1.113. Pool Bar – as defined in Recital B.

1.114. Pool Bar Concept – as defined in Section 2.4.2.

1.115. Prohibited Person – as defined in Section 13.3.1.

1.116. Project – as defined in Recital A.

1.117. Qualified Person – an independent, neutral and impartial individual having not less than ten (10) years hospitality industry experience in the area of expertise on which the dispute is based (e.g., with respect to operational matters, experience in the management and operation of hotel bars, restaurants and other food and/or beverage facilities or, with respect to financial matters, experience in the financial or economic evaluation or appraisal of such hotel bars, restaurants and other food and/or beverage facilities). An individual shall be excluded as a Qualified Person if, currently or within the three (3) years prior to the date of selection of such individual as a mediator or arbitrator under Article 14, the individual: (i) is, or has been, an employee of Manager, Hotel Operator, or Owner, or any of their respective Affiliates; (ii) is, or has served as, a consultant to either Manager, Hotel Operator, or Owner, or any of their respective Affiliates; (iii) is, or has been, the owner of any debt or equity position in the Hotel, Venues, Manager, Hotel Operator, or Owner, or any of their respective Affiliates; and/or (iv) is affiliated with a Person who would not be a Qualified Person or who would reasonably likely not be independent, neutral and impartial.

1.118. Residential Units – as defined in Recital A.

1.119. Renewal Term – as defined in Section 2.3.

1.120. ROFO Opportunity – as defined in Section 2.6.2.

1.121. Room Charges – as defined in Section 5.5.1.

1.122. Rules and Regulations – the reasonable rules and regulations as established from time to time by Owner with respect to the manner of conducting business at the Hotel and the upkeep and the use of the areas of the Hotel which shall be uniformly applied and applicable to all venues and operations in the Hotel.

1.123. Sanction Laws – all present and future Applicable Laws that prohibit or restrict Owner, Manager, or an Affiliate from entering into this Agreement or performing any of its obligations hereunder, with respect to the Person in question, including (a) The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, (b) The Trading with the Enemies Act, (c) all rules and regulations issued by the U.S. State Department or U.S. Treasury Department’s Office of Foreign Assets Control, and (d) Executive Orders 13224 issued by the President of the United States, and similar executive orders.

1.124. Signature Restaurant – as defined in Recital B.

1.125. Signature Restaurant Concept – as defined in Section 2.4.2.

1.126. Standard – as defined in Section 2.1.1.

1.127. Suspension Period – as defined in Section 13.4.2.

1.128. Technology – software, systems, telecommunications connectivity (including for voice and data), and other technology.

1.129. Term – as defined in Section 2.3.

1.130. Termination Fee – as defined in Section 13.3.2.

1.131. Third-Party Claims – claims, demands, suits, criminal or civil actions or similar proceedings that are alleged by any Person (including any Governmental Authority) other than a Party or its Affiliates against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorney’s fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement, the ownership or operation of the Venues, the use of the Manager Concepts (if the Indemnified Party is Owner), the use of the Owner Concepts (if the Indemnified Party is Manager) in connection with the Venues or the Hotel.

1.132. Third Party Offer Terms – as defined in Section 2.6.2(b).

1.133. Total F&B Investment Costs the sum of (i) all costs and expenses incurred by Owner in connection with the preparation and modification of the construction plans for the Managed Facilities, (ii) all costs and expenses incurred by Owner in connection with the development and construction of the Signature Restaurant from and after delivery to Owner of the “grey shell” for same, and (iii) the amount of all costs and expenses incurred by Owner on account of Capital Improvements (other than FF&E Capital Improvements) made to the Signature Restaurant pursuant to this Agreement, from time to time during the Term; provided, however that periodic costs for Capital Improvements that are made after the opening of the Signature Restaurant shall be subject to the reasonable verification of Manager.

1.134. Transfer – any Assignment or Transfer of Ownership Interests.

1.135. Transfer of Ownership Interests – any (a) sale, assignment, disposition, conveyance, gift, encumbrance, hypothecation or pledging as collateral security for any obligation in favor of any other Person, or other transfer, in whole or in part, directly or indirectly, of any Ownership Interests in Owner or Manager, if any, resulting in a “change of control” (defined below), (b) merger, consolidation, reorganization or other restructuring of Owner or Manager, if any, resulting in a change of control (c) issuance of additional Ownership Interests in Owner or Manager that would have the effect of diluting voting rights or beneficial ownership of the Ownership Interests in Owner or Manager, in each case causing a change of control, whether voluntary, involuntary or by operation of law (including as a result of any divorce, bankruptcy, insolvency or dissolution proceedings, by declaration of or transfer in trust), or (d) Transfer under a will or the laws of intestate succession if a change of control results from any occurrence described in subscriptions (a) to (d) above. As used in this definition, “change of control” shall be deemed to occur when a Transfer of Ownership Interests, whether in one or more than one transaction, results in a transfer of “control” of Owner or Manager, as applicable, to a Person who is not in control of Owner or Manager, as applicable, on the Effective Date (“control”, for this purpose, meaning the direct or indirect power to vote 50% or more of the Ownership Interests having ordinary voting power for the election of directors or managing agents of a Person, or to direct or cause the direction of the management and policies of a Person, by contract or otherwise).

1.136. Travel Expenses – the reasonable out-of-pocket travel costs, inclusive of travel, lodging, meal, ground transportation, transfer expenses and other incidental expenses, with no mark-up to Owner or profit to Manager, incurred from time to time by Manager (including the Key Principal and any employees or representatives of Manager or its Affiliates who do not reside within Miami-Dade County in traveling domestically to and from Miami, Florida) in performing its services under this Agreement, in all cases to the extent incurred by Manager in accordance with the applicable Annual Plan and Owner and/or Hotel Operator’s travel policies (as the same may exist from time to time), or as otherwise reasonably approved by Owner in writing.

1.137. Uniform System – the Uniform System of Accounts for the Lodging Industry published by the American Hotel & Lodging Educational Institute, as amended from time to time (currently, the 11th Revised Edition, 2014).

1.138. Venue(s) – as defined in Recital B.

1.139. Venues Overhead – the following costs and expenses (to the extent not otherwise encompassed within the Operating Expenses and without duplication as to any of the following) incurred and/or allocated for or in connection with the Venues (and/or the operation thereof), on the one hand, and other components of the Project excluding the Venues, on the other hand, in managing and operating the Venues: (i) common area expenses related to the operation, maintenance and repair of the Hotel, inclusive of the Managed Facilities, (ii) all state and local real property taxes and assessments and changes in the nature of or in lieu of real property taxes and assessments, including without limitation, all business improvement district assessment, school board assessments, utility board and other assessments related to the Hotel and the Managed Facilities, (iii) general administrative expenses of Owner, Hotel Operator and/or their respective Affiliates related to the Managed Facilities inclusive of expenses for administrative functions shared with the Hotel or portions thereof, inclusive of any accounting costs and expenses of Owner, Hotel Operator, and/or their respective Affiliates, (iv) all heat, air conditioning, light, cooling, power, gas, electricity, garbage, trash removal, water and all other utilities utilized by the Signature Restaurant and the proportionate share of expenses for such utilities utilized by the Managed Facilities (other than the Signature Restaurant), (v) insurance premiums and deductibles, and (vi) expenses for any shared facilities, including, without limitation, shared back-of-the-house storage, loading docks, trash facilities, and employee locker rooms (including, without limitation, the cost to repair, maintain and operate all such shared facilities). Venues Overhead will be allocated proportionally to the square footage of the Managed Facilities, calculated reasonably and in good faith.

1.140. Venues Personnel – all individuals performing services in connection with the operation of the Venues during the Term, including the Executive Staff, all of whom shall be employees of Hotel Operator. By way of clarification, Venues Personnel shall not include any employees of Manager or the Key Principal.

1.141. Venues Personnel Costs – all costs and expenses associated with the employment of Venues Personnel, including recruitment expenses, visa and work permit costs, compensation and benefits, employment taxes and severance payments, all in accordance with Applicable Laws. If an individual performs services for the Venues and other portions of the Hotel, Venues Personnel Costs shall only include a pro rata portion of such employment costs and expenses for such individual based on the percentage of time spent by such individual providing services solely for the Venues.

ARTICLE 2
GRANT OF AUTHORITY

2.1. Engagement of Manager and Standard.

2.1.1 Engagement and General Grant of Authority. Subject to the terms of this Agreement and the applicable approved Annual Plan, Owner hereby engages Manager, as an independent contractor, and Manager hereby accepts such engagement, to, in consultation with Owner and Hotel Manager, direct, and supervise the management and operation of the Venues during the Term. The Parties acknowledge and agree that: (i) all food and beverage operations and facilities at the Managed Facilities shall be subject to the terms of this Agreement, (ii) Manager shall be responsible for the supervision, direction, and management of the operations of the Venues, and (iii) Manager shall cause the Venues to be operated in accordance with this Agreement and the approved Annual Plan. Subject to the terms of this Agreement and the applicable approved Annual Plan, the Parties acknowledge and agree that the Venues are to be operated and maintained at all times consistent with the operational and physical standards with respect to service, operation, maintenance, general upkeep, pricing, and décor, that (a) with respect to each Venue, are at least equal to the level of service and quality generally considered to be upscale and at least equal to the standards generally applying at the applicable operations at the Competitive Facilities for each such applicable Venue, (b) comply with Applicable Law, and (c) comply with the “Operating Standards” (as defined in the Hotel Management Agreement) (collectively, the “Standard”). Subject to the applicable approved Annual Plan, each Party hereunder shall perform its respective obligations hereunder such that the Venues shall be operated and maintained in accordance with the Standard. The Parties further acknowledge and agree that the Venues shall be operated in accordance with the standards, policies, and programs in effect from time to time at the Hotel (provided that if there are any conflicts between such standards, policies, and programs and the terms of this Agreement, those in effect at the Hotel shall control), and in a responsible manner so as to not damage the image or reputation of the Hotel, Manager, Owner, Hotel Operator, or the Hotel Brand. Manager shall coordinate and cooperate with Owner and Hotel Operator with respect to those aspects of the operation of the Venues that may affect any other portion of the Hotel or the operations therein, as applicable. Notwithstanding anything to the contrary contained herein, Manager hereby acknowledges and agrees that Owner and/or Hotel Operator, as applicable, shall have the right for itself or on behalf of third parties to use third party food and beverage services at the Hotel (or any of the Venues) to provide catering for Kosher, Halal and other dietary restriction services (but not, for avoidance of doubt, to simply provide an alternative type of cuisine or Concept other than those offered by the Venues), without Manager’s consent (but with prior written notice to be provided to Manager of any such use of third party caterers); provided that any such third party arrangements will be effectuated in a manner so as to avoid and/or mitigate effectively any disruption to the regular functionality of the Venues, and any third party restricted diet caterer will be solely responsible for any damage, deviation from Standard or breach of this Agreement arising on account of third party access, use or operations. If any third party special diet caterer is used under the circumstances described above, the revenues and expenses associated with such third party services shall be included as Operating Revenues and Operating Expenses, respectively.

2.1.2 Duty of Care. In exercising its rights and performing its obligations under this Agreement, Manager shall at all times act with the standard of skill, care and expertise that would be customary and reasonably expected from a prudent manager of comparable food and beverage facilities in the applicable Competitive Facilities. In addition, Manager shall use commercially reasonable efforts to ensure the Venues operate in an economical, efficient and cost-effective manner in accordance with the terms of this Agreement.

2.1.3 Manager Obligations. In conjunction with developing and implementing the applicable Annual Plan, as applicable, Manager shall perform or supervise performance of the following duties, all in accordance with the Standard and in collaboration with Owner:

(a) assist, advise and consult with Owner in the designing, equipping and furnishing of the Venues;

(b) be responsible for, in consultation with Owner and Hotel Operator and subject to Owner’s approval, (i) the development, creation and pricing of the menus (and the periodic updating thereof) for the Venues including, without limitation, creation and development of recipes, food and beverage menu items, presentation standards, graphics and design of menus, drink, cocktail and wine lists and pricing, and (ii) the development and selection of staff uniforms, music and other design and operational elements for the Venues;

(c) coordinate with Owner and Hotel Operator to establish and implement or supervise implementation of policies and procedures for the operation of each of the Venues (including policies and procedures for software and technology systems), with Owner having final approval rights of the same;

(d) assist Owner and Hotel Operator in connection with Hotel Operator’s administration of human resources policies and procedures bearing on Venues operations as may be established by Owner and/or Hotel Operator with respect to the Venues Personnel;

(e) subject to Section 5.3.1 and the requirements of Hotel Operator as the employer of the Venues Personnel, comply with all of Hotel Operator’s labor and personnel policies, including wage and salary rates and terms, fringe benefits, pension, retirement, bonus and employee benefit plans for all Venues Personnel; provided, however, for avoidance of doubt, in no event shall Manager have the right to execute or enter into any collective bargaining agreement (or similar agreement) with respect to the Managed Facilities or Venues Personnel without the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion);

(f) incorporate in its policies and procedures for Venues operations, in material respects, security procedures established by Hotel Operator, and cooperate with Owner and Hotel Operator in connection with the security operations for the Venues;

(g) subject to the applicable approved Annual Plan, consult with and assist Owner and Hotel Operator regarding their performance of the Maintenance and Repair and Capital Improvements for the Venues;

(h) subject to the applicable approved Annual Plan, make recommendations to Owner as to the purchase or lease of FF&E for the Venues;

(i) subject to the applicable approved Annual Plan, advise Owner on the purchase of the OS&E and other Inventory necessary for the operation of the Venues. Hotel Operator or Owner shall be the party contracting with all suppliers and service providers providing materials and services in connection with the Venues, provided that: (i) Owner may require Manager to participate in such common or shared vendor or other purchasing policies, procedures and arrangements as Owner, Hotel Operator or their respective Affiliates may establish from time to time for the Hotel or any portion thereof (including, by way of example only, those relating to solid waste/dry trash services, wet trash/compost services, grease and oil services, and extermination services), and Owner shall have the further right to provide, or cause Hotel Operator or any of its Affiliates or designees to provide, any such materials or services from its or their own inventory or suppliers so long as such materials and services are comparable in quality to satisfy the Standards, and (ii) Manager shall fully disclose to Owner and Hotel Operator, in advance, any standing relationships providing for favorable pricing or terms that any such Party or any of their respective Affiliates have with any proposed vendor, and no purchases of materials or services shall be made from or through Manager or any Affiliates of Manager without Owner’s prior written consent, in Owner’s sole discretion, and only after full disclosure by Manager of the vendor’s relationship to Manager and other information requested by Owner. Manager acknowledges and agrees that: (a) Owner, Hotel Operator and/or their respective Affiliates have entered into, and/or in the future may enter into, exclusive sponsorship or other agreements with vendors for the Hotel that may require certain operations within the Hotel (including the Venues) to exclusively or otherwise carry, serve, use, sell or sponsor specific products, merchandise or services of such vendors, and (b) the Venues shall be subject to, and shall comply in all material respects with, all such exclusive sponsorship or other agreements and all future sponsorship and other agreements of which Manager is notified in writing. Manager shall maintain the terms of all such sponsorship and other agreements of which Manager is notified in confidence, if Owner or Hotel Operator advise Manager that confidentiality is required, and then, subject to the exceptions set forth in Section 8.1. Notwithstanding the foregoing, if, in Manager’s reasonable judgment, the purchase of certain items (excluding exclusive vendor/product sponsorship and similar relationships) is warranted in order to operate the Venues in accordance with the Standard and Concepts, and Manager does not reasonably believe such items are available through Owner’s common or shared vendors, then Manager may notify Owner in writing of the same, and after full disclosure by Manager of the vendor’s relationship, if any, with Manager or its Affiliates, Owner shall not unreasonably disapprove of purchasing such items from such vendors proposed by Manager. In the event that Manager is a participant in any sponsorship with respect to its operation of other restaurants or other food and beverage venues, Owner, the Hotel, and the Venues will not be bound by the terms thereof without the express written consent of Owner, which may be granted or withheld in Owner’s sole discretion;

(j) make recommendations to Owner as to the purchase, lease or license of all Technology required for operation of the Venues, including, without limitation, reservations systems, inventory control systems and a point of sale system (provided that all point of sale systems utilized at the Venues shall be the same as, or seamlessly interface with, the POS system installed at the Hotel to permit registered guests of the Hotel to charge items or services purchased from the Venues to their Hotel room, and shall also provide Manager with twenty-four (24) hour access to such point of sale system and shall interface with Manager’s financial and operational software and systems to enable Manager access all data regarding the operation of the Venues), which Technology shall comply with the requirements of the Hotel and in each case be subject to Owner’s prior written approval;

(k) obtain and maintain all necessary Approvals that are required hereunder or under Applicable Law to be maintained by Manager (as opposed to Owner or Hotel Operator), and cooperate with Owner and Hotel Operator in connection with the procurement and maintenance of other Approvals; it being understood and agreed that liquor licenses for the Hotel overall, including for the Venues, will be procured and maintained by Owner;

(l) coordinate with Hotel Operator in directing Venues Personnel on the practices and procedures as are necessary or advisable to comply or cause compliance with all Applicable Laws with respect to the operation of the Venues and the terms of all insurance policies applicable to the Venues and the operations thereon;

(m) coordinate with Hotel Operator in directing the Venues Personnel on the practices and procedures necessary to consistently maintain the Venues in a clean, neat and orderly condition;

(n) coordinate with Hotel Operator in directing Venues Personnel on practices and procedures to keep the Venues free from vermin, rats, mice and insects, and if appropriate and with Owner’s prior approval, procure the arrangements for fumigation services;

(o) coordinate with Hotel Operator in directing the Venues Personnel on the practices and procedures for handling and disposal of all rubbish, garbage and waste from the Venues in areas Owner or Hotel Operator reasonably designates from time to time, and for cleaning hoods and grease traps, all in accordance with the reasonable regulations Owner or Hotel Operator establishes therefor, and to prevent the accumulation of any rubbish, garbage or waste in, on, or about any part of the Venues;

(p) coordinate with Hotel Operator in directing the Venues Personnel to cause all deliveries to and from the Venues to be done at the times, in the manner and through the entrances designated by Owner or Hotel Operator, and pursuant to procedures Owner and/or Hotel Operator establishes from time to time;

(q) coordinate with Hotel Operator and Venues Personnel management in developing and implementing policies to receive, consider and handle the complaints of patrons in a manner consistent with the Standard, maintain a record of the date and nature of all complaints received and the handling thereof and promptly report to Owner all material complaints and responses thereto;

(r) coordinate with Hotel Operator and Venues Personnel management in developing and implementing practices and procedures to operate the Venues according to ServSafe Alcohol guidelines, and to direct the applicable Venues Personnel to obtain ServSafe Alcohol certification (and any other certificates required for legal compliance or insurance requirements), and provide Owner with documentation of the same upon Owner’s reasonable request;

(s) coordinate with Hotel Operator and Venues Personnel management to direct Venues Personnel to maintain a written or electronic record of all Venue bookings and reservations;

(t) assist Owner in all reasonable, customary and lawful matters relating to the accounting activities of the Venues; and

(u) otherwise take such actions or coordinate with Hotel Operator and Venues Personnel management to direct Venues Personnel to take such actions as are necessary or advisable to maintain the Standard, perform all other duties and obligations required or permitted to be performed by Manager under this Agreement, and perform such other services and functions, consistent with this Agreement, as are customary and usual in the operation of food and beverage facilities of the class and standing of the Venues.

2.2. Limitations on Authority. Notwithstanding anything to the contrary contained herein, Manager shall not, without Owner’s prior written approval (which approval may be withheld in Owner’s sole discretion) perform any of the following actions:

(a) sell, lease, mortgage, encumber, grant easements or rights over or dispose of any of the assets of the Hotel or Venues, including, without limitation, the FF&E;

(b) pledge the credit of Owner or borrow or lend money or give any guarantees, or issue, sell or purchase any negotiable instrument, in each case in the name of Owner;

(c) institute, prosecute, defend or settle any legal actions or proceedings relating to the Venues (it being understood and agreed that the limitations set forth in this Section 2.2(c) are not intended to prevent Manager from pursuing any rights and remedies it may have against Owner under this Agreement due to any Owner Default or on account of any claim asserted by Owner against Manager); provided, however Manager shall have the right, in its discretion and at its sole cost and expense, using reputable counsel selected by Manager, to respond to, answer, defend against and/or settle a third party claim asserted against Manager as Manager deems necessary or appropriate, acting in good faith, under the circumstances; provided, further, that Manager will not admit to wrongdoing in connection with the Venues in effectuating any settlement without Owner’s prior consent (which will be deemed to have been given if Owner does not respond to Manager within thirty (30) days of receipt of Manager’s notice of an intended settlement). The Parties recognize that it is to their mutual benefit and to the benefit of the Project to communicate and reasonably cooperate with each other (and with Hotel Operator) if any third party claims or threatened legal actions or proceedings arise in respect of the Venues of which Owner or Manager become aware. To this end, Manager and Owner shall promptly notify the other in writing of any third party claims or threatened legal actions or proceedings involving the Venues of which Manager or Owner become aware. In connection with any action involving the Venues in which Owner and Manager are named as defendants, Manager and Owner will use commercially reasonable efforts to coordinate strategies and responses, consistent with the legal advice of their respective counsel, so long as such coordination is reasonably consistent with the best interest and positive reputation of Owner, Manager, Owner’s Proprietary Information, Manager’s Proprietary Information, the Venues and the Project;

(d) acquire any stock, shares, land or interest therein on behalf of Owner;

(e) engage in any transaction on Owner’s behalf with any Prohibited Person;

(f) enter into any contract, lease, license, or other agreement in the name of Owner, or, except for this Agreement, in connection with the development, construction, operation, maintenance or repair of the Venues;

(g) permit the use of the Managed Facilities for any purpose other than for the operation of the specific Managed Facility, as applicable, in accordance with this Agreement;

(h) knowingly permit any illegal activities to be operated at the Venues;

(i) permit any other Person to perform Manager’s services, duties, responsibilities or obligations under this Agreement, other than as set forth herein;

(j) acquire any capital assets or interest therein for the Venues, including under capital leases;

(k) in the event of a total or partial Condemnation, consenting to any award or participating in any condemnation proceeding except as set forth in this Agreement;

(l) enter into any collective bargaining agreement or other contract or agreement with any labor organization representing Venues Personnel or otherwise affecting Venues Personnel; or

(m) incur any debts or liabilities to third-parties with respect to the Venues that will be binding on Hotel Operator or Owner, or in the name of Hotel Operator or Owner, except as otherwise expressly provided herein;

2.3. Term. The initial term of this Agreement shall be for a period (the “Term”) commencing on the Commencement Date and expiring without notice on the fifth (5th) anniversary of the Commencement (the “Initial Term”). Upon mutual written agreement of the parties entered into prior to expiration of the Initial Term, this Agreement shall be y extended for one (1) additional five (5) year renewal term (the “Renewal Term,” and together with the Initial Term, collectively, the “Term”) (such Renewal Term to commence on the day immediately following the last day of the Initial Term). The last day of the Term, as the Term may be extended as stated above, is referred to herein as the “Expiration Date.”

2.4. Venue Trademarks and Concepts.

2.4.1 Name. Owner and Manager have agreed on a trade name for (i) the Lobby Pub (“Mamey”) and Pool Bar (“Mamey on 3rd”), and (ii) the Signature Restaurant (“Orno”). The trade names for the Venues, all trade names for each such Venue (other than the Signature Restaurant and the Pool Bar) and the Intellectual Property Rights specifically and exclusively related to such trade names shall be owned by Owner (collectively, the “Owner Trademarks”). For the sake of clarity, the tradename for the Signature Restaurant shall be owned by Manager and shall be a Manager Trademark. To the extent not previously done, Manager shall, at its own cost, promptly register the Manager Trademarks with the United States Patent and Trademark Office, and following the issuance of the registration, shall thereafter take all actions to maintain such registration until the earlier to occur of the termination of this Agreement or the date Owner ceases to utilize the license granted pursuant to Section 2.5 below. Owner shall, at its expense, promptly register all of the Owner Trademarks with the United States Patent and Trademark Office, and following the issuance of the registrations, shall thereafter take all actions to maintain such registrations throughout the Term of this Agreement. The Parties further acknowledge and agree that, as of the Effective Date, the Parties intend to operate the Delivery Service and Catering Service using the trade name for the Signature Restaurant (possibly providing for other selections using the trade names for the Lobby Pub and Pool Bar as well); provided, however to the extent the Parties desire to operate the Catering Service and/or the Delivery Service under a different trade name(s), the Parties shall cooperate with each other in good faith to mutually agree upon such trade names.

2.4.2 Concepts. As of the Effective Date, the Parties have agreed on the Concepts for each Venue. As used herein, the Concept for the Signature Restaurant (as may be amended from time to time pursuant to the terms of this Agreement) is referred to herein as the “Signature Restaurant Concept,” the Concept for the Lobby Pub (as may be amended from time to time pursuant to the terms of this Agreement) is referred to herein as the “Lobby Pub Concept,” and the Concept for the Pool Bar (as may be amended from time to time pursuant to the terms of this Agreement) is referred to herein as the “Pool Bar Concept.” The Parties acknowledge and agree that: (a) Manager and/or any of its Affiliates shall own all rights, title and interest in and to the Signature Restaurant Concept (in such context, the “Manager Concepts”), and (b) Owner shall own all rights, title and interest in and to the Lobby Pub Concept and the Pool Bar Concept (collectively, the “Owner Concepts”). In the event Manager desires to materially modify any of the Manager Concepts, Manager shall present any such proposed modification(s) (along with any estimated costs in order to undertake any such modifications) to Owner for its review and approval, which approval may be granted by Owner in its sole discretion. Any change with respect to the Signature Restaurant Concept shall automatically be a Manager Concept.

2.4.3 Protection. Manager shall take all action as is necessary or advisable, at its sole cost and expense, to maintain, protect and defend the Manager Trademarks and Manager Concepts, its interest therein and its right to authorize the licensed use of the same in accordance with this Agreement, including the institution, prosecution and defense of any claim, legal action or proceeding relating to the Manager Trademarks, the Manager Concepts or Manager’s rights therein. Owner shall take all action as is necessary or advisable, as an Operating Expense, to maintain, protect and defend the Owner Trademarks, the Owner Concepts and the Hotel Brand, its interest therein and its right to authorize the use of the same in accordance with this Agreement, including the institution, prosecution and defense of any claim, legal action or proceeding relating to the Owner Trademarks, the Owner Concepts and the Hotel Brand or Owner’s rights therein.

2.5. License.

2.5.1 License of Manager Trademarks.

(a) From and after the final determination of the Manager Trademarks relating to the Venues and the registration of the same (if applicable) with the United States Patent and Trademark Office, pursuant to Section 2.4.1 above, and continuing until the expiration or earlier termination of this Agreement, and in accordance with the provisions hereof (including, without limitation, Article 7 hereof), Manager hereby grants to Owner, Hotel Operator and their respective authorized agents, employees, and representatives a non-exclusive (except as provided for in this Agreement), royalty free, non-transferable license, right and privilege during the Term of this Agreement, to (and only to) (i) utilize the Manager Trademarks related to the Venues (which shall include Intellectual Property Rights related to any Manager Facility to the extent utilized at the Venues) in relation to and in connection with the operation of the Venues during the Term, (ii) utilize the Manager Trademarks related to the Venues (which shall include Intellectual Property Rights related to any Manager Facility to the extent utilized at the Venues) during the Term, in relation to and in connection with the design, establishment, and operation of the Venues, and (iii) utilize the Manager Trademarks related to the Venues and associated names or derivations of the Manager Trademarks related to the Venues as approved by Manager, during the Term, in connection with the promotion and advertising of the Project and/or the components thereof, including the Hotel and the Venues; provided that development and use of any derivations of Manager Trademarks shall be subject to Manager’s prior written consent in each instance, and any such derivations (and derivations from derivations) shall be included among Manager Trademarks. Any modifications to the Manager Trademarks related to the Venues and the Manager Concepts created or acquired by or on behalf of Manager or its Affiliates during the Term of this Agreement shall be automatically added to and included in the license granted hereunder. Manager shall promptly notify Owner of any such creation, acquisitions, or modification. The license conferred upon Owner hereunder is limited to the Term and shall not extend to Manager Trademarks as related to Existing Manager Facilities, Existing Recipes or related Manager Proprietary Information.

(b) To the extent not previously done, Manager shall, at its own cost, promptly register all of the Manager Trademarks with the United States Patent and Trademark Office, and following the issuance of the registrations, shall thereafter take all actions to maintain such registrations until the earlier to occur of the termination of this Agreement or the date Owner ceases to utilize the license granted pursuant to Section 2.5 below.

(c) Notwithstanding anything to the contrary contained herein, in connection with the development by Owner and Manager of the menus for the Venues (and any subsequent amendments or modifications to the menus from time to time during the term), Owner agrees that any recipe, cocktail mix or other mix or other mix of liquid or solid food or beverage products developed by Manager or Manager Employees at or for use at the Venues or elsewhere shall constitute Existing Recipes and Manager Proprietary Information for purposes of this Agreement and, provided further, Owner acknowledges and agrees that Owner or Owner’s or Affiliates shall not be permitted to use the Existing Recipes at any other restaurant owned or operated by Owner or its Affiliates. For sake of clarity, Owner acknowledges and agrees that Existing Recipes include and will include variations and adaptations of and from Existing Recipes as existing on the Effective Date or at any time thereafter; creative variations and adaptations being essential to creative cooking. Manager will not notify Owner of all such variations and adaptations, and Owner does not anticipate or require such notifications; each Party recognizing that Manager’s creative flexibility is encouraged and expected and not regulated hereunder and that such flexibility will not be in derogation of Manager’s ownership of Existing Recipes (as may be modified or adapted).

(d) In the event Manager loses the right to use the Manager Trademarks used by Manager in connection with the Venues, the Owner and Manager shall cooperate in good faith to agree upon a substitute trademark for any Manager Trademark that no longer can be used, provided, however, that if Manager and Owner are not able to agree upon such substitute trademark within ten (10) days after Manager has proposed the substitute trademark, Manager may proceed to use such substitute trademark or identify others for Owner’s consideration, in which event the ten (10)-day review process shall be repeated as to the proposed substitute trademarks.

(e) Owner and Hotel Operator agree that the nature and quality of all services rendered by Owner and Hotel Operator in connection with the Manager Trademarks, all products sold by Owner and Hotel Operator under the Manager Trademarks; and all related advertising, promotional and other related uses of the Manager Trademarks by Owner and Hotel Operator shall conform to the standards generally applied at the applicable operations at the Competitive Facilities as reasonably determined by Manager.

(f)  Owner and Hotel Operator agree to cooperate with Manager in facilitating Manager’s control of such nature and quality, to permit reasonable inspection of Owner’s and Hotel Operator’s operations, and to supply Manager with specimens/samples of use of the Manager Trademarks from each such use on an annual basis, to Alpareno Restaurant Group, LLC, at such time as directed by Manager, and to provide additional specimens/samples of all uses of the Manager Trademarks upon request for Manager’s approval, which approval shall not be unreasonably withheld.

2.5.2 Approval of Use of Manager Trademarks. Except as otherwise expressly provided herein, Manager shall have prior approval over the manner in which the Manager Trademarks are used by Hotel Operator or Owner in connection with the operation of the Project, such approval to be granted or withheld in Manager’s sole but reasonable discretion (for the avoidance of doubt, the right of Manager to approve “in its sole but reasonable discretion” of the manner in which the Manager Trademarks are used is not intended to allow Manager to effectively deny the use thereof but rather to insist that the Manager Trademarks be used in a manner that is acceptable to Manager “in its sole but reasonable discretion” in accordance with the Standard and in a manner that does not infringe and is not in derogation of Manager’s rights in and to the Manager Trademarks). In the event Manager disapproves any proposed use of the Manager Trademarks in connection with the operation of the Venues or the content of any promotion thereof, Manager shall in good faith suggest and provide reasonable replacement use and content for use by Hotel Operator or Owner. Once the materials constituting the Manager Trademarks are approved, including, without limitation, any approved Marketing Materials, then repeat and comparable uses of such licensed trademarks are hereby deemed permissible uses and shall not require the prior written approval of Manager; provided, Manager may at any time modify or withdraw approval of such materials and use by written notice to Hotel Operator and Owner, in which event Manager shall suggest reasonable replacements for the same, and Hotel Operator and Owner shall cease use of such materials in a commercially reasonable period. The failure of Manager to respond within ten (10) business days to a written request from Hotel Operator or Owner for approval of submitted documentation containing the Manager Trademarks shall be deemed to be an approval by Manager of such submitted documentation. Approval of a particular use, actual or deemed, shall be valid for continued use (subject to the provisions hereof), with any additional requests or changes requiring further prior written approval of Manager in accordance with this Section 2.5.2.

2.5.3 Limitations. The grant of a royalty free and non-exclusive license of the Manager Trademarks for or relating to the Venues to Owner and Hotel Operator is for use solely in connection with the operation, promotion and advertising of the Venues as provided herein. Other than in connection with the Venues as expressly permitted herein, none of Owner, Hotel Operator, nor any of their respective Affiliates, agents, employees, representatives or successors or assigns, shall acquire rights in (other than the license conferred herein) or utilize, at any time or in any way not expressly permitted herein, any of the Manager Trademarks, or any derivations of the Manager Trademarks, in connection with any other operations at the Hotel or any other restaurant, food and beverage operation, hotel, bar, lounge, nightclub or other business in any other property owned, managed, franchised, licensed or operated by Owner, Hotel Operator or any of their respective Affiliates or in which they or their Affiliates have an interest or in respect of which any of them consult or provide services.

2.5.4 Representations, Warranties and Covenants of Manager Regarding Marks. Manager represents and warrants that, to its knowledge (i) Manager has full power and authority to license to Owner and Hotel Operator the use of the Manager Trademarks as provided herein (provided, however, that Manager has disclosed that the Orno trademark is subject to a claim by a third party), and (ii) Manager has obtained all necessary consents and approvals for such license of the Manager Trademarks to Owner and Hotel Operator (provided, however, that Manager has disclosed that the Orno trademark is subject to a claim by a third party). Manager covenants that it shall take all further action reasonably necessary to maintain Manager’s license of the Manager Trademarks to Owner and Hotel Operator at all times during the Term, subject to Manager’s right to propose substitute trademarks from time to time as provided in this Agreement.

2.5.5 License of Owner Trademarks. From and after the final determination of the Owner Trademarks and the registration of the same (if applicable) with the United States Patent and Trademark Office, pursuant to Section 2.4.1 above, and continuing until the expiration or earlier termination of this Agreement, and in accordance with the provisions hereof (including, without limitation, Article 7 hereof), Owner hereby grants to Manager and its respective authorized agents, employees, and representatives a non-exclusive (except as provided for in this Agreement), royalty free, non-transferable license, right and privilege to utilize the Owner Trademarks, the Owner Concepts and the Hotel Brand during the Term in relation to and in connection with the operation and management of the applicable Venues and in connection with the promotion and advertising of the applicable Venues, and to utilize Content, as provided in this Agreement. Any modifications to the Owner Trademarks or the Owner Concepts (or Content) or the Hotel Brand created or acquired by or on behalf of Owner and/or its Affiliates during the Term of this Agreement shall be automatically added to and included in the license granted hereunder.

Manager agrees that the nature and quality of all services rendered Manager in connection with the Owner Trademarks, all products sold by Manager under the Owner Trademarks; and all related advertising, promotional and other related uses of the Owner Trademarks by Manager shall conform to the standards generally applied at the applicable operations at the Competitive Facilities as reasonably determined by Owner. Manager agrees to cooperate with Owner in facilitating Owner’s control of such nature and quality, to permit reasonable inspection of Manager’s operations, and to supply Owner specimens/samples of use of the Owner Trademarks from each such use on an annual basis, to and at such time as directed by Owner, and to provide additional specimens/samples of all uses of the Owner Trademarks upon request for Owner’s approval, which approval shall not be unreasonably withheld.

2.6. Area of Protection.

2.6.1 Area of Protection. Until April 30, 2022 (the “Initial Restriction Term”), other than the Venues, Erba located at 8865 SW 72nd Pl, Miami, FL, Ghee Indian Kitchen (Downtown Dadeland) located at 8965 SW 72nd Pl, Miami, FL and Ghee Indian Kitchen (Design District) located at 3620 NE 2nd Ave, Miami, FL, and any restaurants or other food concepts located in the Project or the mixed-use development known as Gables Station in Coral Gables, FL managed, owned or operated by Manager or any of its Affiliates (collectively, the “Manager Restaurants”) neither Manager, nor any of its Affiliates, shall open, own, operate, franchise, manage, lease, license, consult with, participate in, or have any financial interest (in excess of a five percent (5.0%) ownership interest) in a restaurant within the Area of Protection. From and after the expiration of the Initial Restriction Term through August 5, 2023, Manager will not open, own, operate, franchise, manage, lease, license, consult with, participate in, or have any financial interest (in excess of a five percent (5.0%) ownership interest) in any restaurant within the Area of Protection (other than the Manager Restaurants), unless (a) Manager provides Owner a right of first refusal to participate in the ownership and/or operation, as applicable, of any such restaurant, (b) Owner determines, in its sole but good faith discretion, that opening, owning, operating or managing any such restaurant would not adversely impact revenues at the Project, and (c) the Signature Restaurant is yielding positive Net Profit and has been yielding positive Net Profit for the twelve (12) month period immediately preceding the date on which Manager proposes to open a restaurant.

2.6.2 ROFO Opportunity. After August 5, 2023 and through and until the first (1st) anniversary of any termination of this Agreement, neither Manager nor any of its Affiliates, nor any principal, director or member of Manager or any of its Affiliates (or any entity in which any such individuals owns or holds any direct or indirect beneficial, management or ownership interest (any such person or entity, a “Manager Restricted Party”)) will prepare cuisine similar to the Existing Recipes at, or open, own, operate, franchise, manage, lease, license, consult with, participate in, or have any financial interest (in excess of a five percent (5.0%) ownership interest) in any full service restaurant, hotel bar, hotel select service restaurant, or other food and beverage facility at a hotel within the Area of Protection, unless Manager has complied with this Section 2.6.2 below and Owner has made an Investment Election pursuant to Section 2.6.2(b)(ii) (a transaction to which this Section 2.6.2 applies, a “ROFO Opportunity”).

(a) Manager shall deliver to Owner in writing the material terms of any ROFO Opportunity which a Manager Restricted Party is interested in pursuing, with such detail and specificity as the Manager Restricted Parties customarily include in an investment proposal for consideration by institutional real estate investors (an “Investment Notice”) and such Investment Notice need only contain such information regarding the ROFO Opportunity that shall then be in the Manager Restricted Parties’ possession and shall offer Owner or its Affiliates (the “Owner ROFO Parties”, each an “Owner ROFO Party”) the right to negotiate to fund all of the third party equity capital set forth in the Investment Notice with respect to the ROFO Opportunity, prior to giving the same such opportunity to any third party investor.

(b) The Owner ROFO Parties shall have a period of twenty (20) business days following the date of receipt of the Investment Notice to conduct such due diligence and perform such analysis as they deem necessary to evaluate the ROFO Opportunity (the “Due Diligence Period”). At any time within such Due Diligence Period, the Owner ROFO Parties shall have the right, exercisable by delivery of written notice to Manager (an “Investment Election”) to either (i) reject the ROFO Opportunity (an “Investment Rejection”), or (ii) agree to participate in the ROFO Opportunity and specify the general terms of a transaction in connection therewith. In the event of an Investment Rejection or a Negotiation Trigger (as defined below), the Manager or the applicable Manager Restricted Party shall thereafter have the right, following the date of the Investment Rejection or the Negotiation Trigger, as applicable, to enter into an agreement to acquire or invest in the ROFO Opportunity with any other partner without the Owner ROFO Parties’ participation and without further obligation to the Owner ROFO Parties (it being understood that a failure to respond within the Due Diligence Period shall be deemed an Investment Rejection), unless such ROFO Opportunity is offered to any such other partner on terms and conditions substantially more favorable to such party than what was offered to the Owner ROFO Parties pursuant to the Investment Notice (including, without, limitation, price, promote structure and fee structure) (the “Third Party Offer Terms”), in which event, Manager shall be obligated to re-offer such ROFO Opportunity to the Owner ROFO Parties on such Third Party Offer Terms. In the event the Owner ROFO Parties agree to participate in the ROFO Opportunity pursuant to clause (ii) immediately above, the applicable Manager Restricted Party and the Owner ROFO Parties shall, for a period not to exceed sixty (60) days, negotiate in good faith on an exclusive basis to enter into an agreement with respect to the ROFO Opportunity and, in connection therewith, will each act in good faith to agree on the terms of the investment relating to the ROFO Opportunity. If the Owner ROFO Parties and the Manager Restricted Parties shall not enter into a mutually binding agreement relating to such ROFO Investment within such sixty (60) day period (any such failure, a “Negotiation Trigger”), the Manager Restricted Parties shall thereafter be at liberty to terminate pending negotiations and pursue a deal with another investment partner. For the avoidance of doubt, the Manager Restricted Parties may enter into an agreement to acquire or invest in a ROFO Opportunity at any time and only shall be required to comply with the procedures set forth herein prior to the closing of such acquisition or investment.

ARTICLE 3
FEES AND EXPENSES

3.1. Management Fees.

3.1.1 Base Management Fee. The Base Fee shall be calculated and paid monthly in arrears based on the Operating Revenue for the immediately preceding month. Commencing with the month immediately following the month in which the Effective Date occurs and continuing monthly thereafter, Owner shall, on or before the tenth (10th) day of each month, pay to Manager an amount equal to the monthly Base Fee based on the Operating Revenue for the immediately preceding month.

3.1.2 Incentive Fee. The Incentive Fee shall be calculated and paid annually in arrears based on the Net Profit accrued for the immediately preceding Operating Year. Following each Operating Year, Owner shall, on or before the tenth (10th) day of the month immediately following delivery of the Financial Statements, pay to Manager the Incentive Fee payable for such immediately preceding Operating Year. Notwithstanding the foregoing, if, for any applicable Operating Year, the Net Profit is less than Zero Dollars ($0.00) (the amount of the shortfall, less than Zero Dollars ($0.00), is the “Net Profit Deficiency Amount”), then (i) Manager shall not be entitled to an Incentive Fee for such Operating Year, and (ii) the amount of any Net Profit Deficiency Amount for such Operating Year shall roll-over to the subsequent Operating Year and shall reduce the Net Profit of such subsequent Operating Year for purposes of calculating any applicable Incentive Fee. For example, if there is a Net Profit Deficiency Amount in the amount of $30,000 in the second Operating Year, and Net Profit in the amount of $100,000 in the third Operating Year, then the Incentive Fee for the third Operating Year would only be calculated on Net Profit in the amount of $70,000 (i.e., $100,000 less the $30,000 Net Profit Deficiency Amount).

3.1.3 Reconciliation of Management Fees. The Management Fees shall be reconciled on an annual basis as follows. If the Financial Statement delivered to Manager pursuant to Section 9.4 below shows an underpayment or overpayment of the Management Fees for the applicable Operating Year, then (a) in the case of an underpayment, Owner shall pay such underpaid amounts of the Management Fees to Manager within thirty (30) days after the delivery of the Financial Statement (provided that upon the expiration or termination of this Agreement, Owner shall pay all underpaid amounts to Manager no later than thirty (30) days after such expiration or earlier termination of this Agreement, which payment obligation shall survive the termination of this Agreement), and (b) in the case of an overpayment, Owner shall offset such overpaid amounts against the next installments of Management Fees otherwise payable to Manager hereunder until such overpayment has been offset in full (provided that upon the expiration or termination of this Agreement, Manager shall pay all unapplied amounts of such overpayment amount to Owner no later than thirty (30) days after such expiration or earlier termination of this Agreement, which payment obligation shall survive the termination of this Agreement).

3.2. Reimbursable Expenses. Manager shall be reimbursed for Travel Expenses in a manner consistent with the prevailing travel policies of the Hotel for third party vendors and suppliers as the same may exist from time to time (except as otherwise provided herein) (but in all events subject to and in accordance with the applicable approved Annual Plan), which policies may include, among other requirements, that Manager present to Owner, concurrently with the submission of Manager’s invoice for reimbursement of the Travel Expenses, receipts, invoices, expense statements, vouchers and such other supporting information as Owner shall reasonably require. Travel Expenses shall only include coach travel (direct flights, if available, on a commercial carrier).

3.3. Intentionally Deleted.

3.4. Taxes. Manager shall pay any income, sales, value added, use, excise or similar tax assessed against Manager by any Governmental Authority on payments made by Owner to Manager under this Agreement. All amounts payable to Manager shall be paid by Owner subject to any deduction for any withholding, value-added or other taxes, duties or other deductions required under the tax laws and tax treaties for the jurisdiction in which the Hotel is located.

ARTICLE 4
INTENTIONALLY OMITTED

ARTICLE 5
OPERATION OF THE VENUES

5.1. Plans and Forecasts.

5.1.1 Proposed Annual Plan. The Venues shall be operated pursuant to an Annual Plan approved by the parties, and the Annual Plan for the remainder of calendar year 2021 is attached hereto. On or before November 1 of each Operating Year thereafter, Manager shall prepare and cause to be delivered to Owner an operating budget and plan (the “Annual Plan”) for the next Operating Year, prepared in accordance with GAAP and the Uniform System and organized by Venue (as applicable). The proposed Annual Plan shall be prepared so as to attempt, using commercially reasonable efforts, to operate the Venues in an economical, efficient and cost-effective manner, consistent with the Standard. The proposed Annual Plan shall include, without limitation and to the extent applicable:

(a) Manager’s reasonable estimate (on a monthly basis) of Operating Revenue, Operating Expenses, detailed projected profit and loss and cash flow statements for the upcoming Operating Year, together with a comparison of such estimates for the upcoming Operating Year to the corresponding results for the Operating Year then ending (for each Operating Year following the first Operating Year), together with the assumptions forming the bases of such estimates;

(b) a separate estimate of all Management Fees (for the applicable Operating Year) to be paid under this Agreement;

(c) estimates for amounts needed for Capital Improvements (including a contingency and/or reserve line item for unforeseen needs arising within an Operating Year), and Maintenance and Repair for the Venues and any other recognized potential major capital project initiatives for the ensuing three (3) Operating Years (the “Capital Budget”);

(d) estimates for amounts needed for working capital and timing for funding for such Operating Year;

(e) a marketing, advertising and public relations/promotional program for the Venues to be carried out in accordance with Section 7.1, or a description of material proposed changes to such programs after they are adopted;

(f) estimates for the Venues Personnel Costs, and the number and categories of employees needed for operation of the Venues;

(g) an estimate of the Manager Complimentaries to be provided by Manager at the Venues in accordance with Section 5.5.5(b);

(h) an estimate of the Travel Expenses which, notwithstanding anything to the contrary in this agreement, shall not be exceeded without consent of Owner in its sole and absolute discretion;

(i) to the extent not provided in subsection (a) above, a one (1) year operating projection; and

(j) any other matter pertaining to the purpose of the Annual Plan reasonably deemed appropriate by Manager or requested by Owner.

5.1.2 Approval of Annual Plan. Owner shall review the proposed Annual Plan and shall provide Manager with any objections to such proposed Annual Plan in writing (in reasonable detail and stating the bases for such objections in good faith) within twenty (20) days after receipt of the proposed Annual Plan from Manager. If Owner fails to respond to Manager’s submittal of an Annual Plan within such twenty (20) day period, Manager may deliver a second notice in accordance with the provisions of Section 16.6 below to Owner requesting Owner’s approval of such Annual Plan (which second notice shall state in bold and all capitalized letters that Owner’s failure to respond to such second notice within ten (10) business days after Owner’s receipt thereof shall be deemed Owner’s approval of the submitted Annual Plan), and if Owner fails to timely respond within such additional ten (10) business day period, Owner shall be deemed to have approved of the Annual Plan. If Owner objects to any portion of the proposed Annual Plan in accordance with this Section 5.1.2, then Owner and Manager shall work together in good faith to resolve any disputed item. If the Parties are unable to reach an agreement within thirty (30) days, the Annual Plan shall be modified to incorporate Owner’s proposed changes.

(i) Operation in Accordance with Annual Plan. Manager shall supervise and manage the operation of the Venues in accordance with the Annual Plan for the applicable Operating Year; provided, however, that Owner and Manager acknowledge and agree that the Annual Plans are projections for informational and planning purposes. As such, Owner agrees that Manager shall not be liable for any variance between actual results and the estimate of the projected results for the Operating Year set out in the Annual Plan, it being agreed that the Annual Plan cannot be relied upon as an assurance of actual results for such Operating Year. Notwithstanding the foregoing, however, Manager shall not, except for Emergency Expenditures (as hereafter defined) or otherwise with the prior written consent of Owner, exceed the expenditures set out in any operational budget portion of the Annual Plan other than within a ten percent (10%) variance per line item, or within a five percent (5%) variance in the aggregate of all of the line items, in each case as shown on the summary page of the profit and loss statement in the Annual Plan for such Operating Year. In any event, Manager shall exercise diligent efforts to notify Owner in writing of the need to depart from the Annual Plan if, in the reasonable opinion of Manager, adherence to the Annual Plan is impractical or such departure is necessary or desirable for the orderly, efficient or profitable operation of the Hotel. An “Emergency Expenditure” is an expenditure that is immediately necessary, in Manager’s good faith judgment, to protect any person or property from imminent physical harm or to permit the Venues to continue to operate; provided, however, that (i) Manager shall promptly notify Owner of any such Emergency Expenditure (i.e., prior to the incurrence of any expenditure if reasonably possible but in all events no later than twenty four (24) hours following the incurrence of such expense) and (ii) in no event shall Manager spend more than Fifty Thousand Dollars ($50,000) for an Emergency Expenditure without first obtaining the prior written approval of Owner. For the avoidance of doubt, Manager shall not exceed the expenditures set out in the Capital Budget without Owner’s prior written approval in its sole and absolute discretion.

(ii) No Manager Funding Requirements. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Manager be responsible for, or have any obligation to pay or provide any funds for, any costs or expenses of the design, construction, remodeling, fixturing, supplying, renovation, repair, replacement, ownership, maintenance or operation of the Venues, including, without limitation, working capital and Venues Personnel Costs; it being the understanding of the Parties that all such costs and expenses shall be the sole and exclusive responsibility of Owner, other than those costs and expenses becoming due from Manager pursuant to Section 13.1.1 and Article 14 of this Agreement, which shall be the sole and exclusive responsibility of Manager.

5.2. Maintenance and Repair.

5.2.1 Maintenance and Repair. Manager shall, in collaboration with Hotel Operator, cause the Venues Personnel at all times to keep the Managed Facilities in good working order and in a clean, neat and orderly condition and in compliance with the Annual Plan. In furtherance of the foregoing, Manager shall, in collaboration with Hotel Operator, cause the Venues Personnel to take such actions during the hours of operation and at the end of each business day to maintain the Managed Facilities in a clean, neat and orderly condition, including, without limitation, cleaning the Managed Facilities’ service stations, stocking the Managed Facilities with all necessary Inventory, properly storing all food and beverage items, and conducting such other activities specific to the Managed Facilities that will not be handled in the daily cleaning of the Hotel. Manager shall also notify Owner and Hotel Operator with respect to any Maintenance and Repair for the Managed Facilities other than the Signature Restaurant, and of the need for any Maintenance and Repair of which Manager is aware, and Owner shall, or shall use commercially reasonable efforts to cause Hotel Operator to, perform all such Maintenance and Repair, as well as all such other Maintenance and Repair as provided in the applicable Annual Plan. Owner shall ensure that the performance of such Maintenance and Repair is undertaken in a manner reasonably calculated to avoid or minimize interference with the operation of the Managed Facilities.

5.2.2 Capital Improvements. Manager shall notify Owner, concurrently with its delivery of each proposed Annual Plan, of any Capital Improvements it deems advisable to be undertaken during the Operating Year to which the proposed Annual Plan applies in order to keep the Managed Facilities in good working order and condition and in compliance with the Standard. Manager shall include reasonable contingency and reserve assumptions in connection therewith. Subject to and in accordance with the Capital Budget and Annual Plan, Owner shall cause to be performed all Capital Improvements to the Managed Facilities as provided in the applicable Annual Plan or otherwise requested by Manager and approved by Owner in its sole and absolute discretion. Owner shall coordinate with Manager in scheduling the performance of Capital Improvements, and shall ensure that the performance of such Capital Improvements is undertaken in a manner reasonably calculated to avoid or minimize interference with the operation of the Managed Facilities.

5.2.3 Remediation of Problems. Notwithstanding anything herein to the contrary, Owner (and not Manager) shall use commercially reasonable efforts to perform all work necessary to remedy (i) any building defects relating to the construction of the Managed Facilities or other works that would adversely affect (by more than a de minimis extent) Manager’s ability to operate the Venues to the Standard (subject to this Agreement) or present an imminent threat to the life and safety of guests or patrons of the Venues, (ii) any Hazardous Material or other environmental problem or other health or safety hazards to the extent required to do so by Applicable Law, and (iii) any other emergency situations that may arise from time to time. Subject to the terms and conditions of the Hotel Management Agreement, Owner shall retain full responsibility and liability for and control over the remediation and administration of such problems, which it shall carry out at Owner’s expense.

5.3. Personnel.

5.3.1 Employment and Selection of Venues Personnel. All Venues Personnel shall be employees of Hotel Operator. All Venues Personnel shall be properly qualified for their positions, in accordance with the job descriptions and standards established by Manager. Hotel Operator shall have the right to hire all properly qualified Venues Personnel in collaboration with Manager, and, also in collaboration with Manager, to remove or terminate the employment of any Venues Personnel (including Executive Staff) whose removal or termination is reasonably warranted; provided that prior to hiring or terminating any Venues Personnel, including any Executive Staff, Hotel Operator shall consult with Manager regarding such hiring or termination, as applicable. In the event Manager desires to terminate the employment of any Venues Personnel, Manager shall notify Hotel Operator of the same and the reasons for such proposed termination. If the reasons for the proposed termination are acceptable to Hotel Operator and Owner, and provided that such termination would otherwise be in compliance with all applicable laws, the Hotel Management Agreement and the operating policies and procedures of Hotel Operator (including those employment policies, practices and procedures applicable to the remainder of the Hotel), Hotel Operator shall terminate the employment of such Venues Personnel as recommended by Manager. Notwithstanding anything to the contrary contained herein, Hotel Operator shall have the right, in collaboration with Manager, to determine the reasonable labor policies for the Venues Personnel and have control over, without limitation, the hiring, compensation, discipline and discharge of all Venues Personnel, and Hotel Operator, in collaboration with Manager, shall have final authority over all human resource issues concerning the Venues Personnel. All Venues Personnel Costs shall be Operating Expenses of the Venues.

5.3.2 Executive Staff. Manager shall identify and propose the candidates for any Executive Staff hired after the Effective Date. Notwithstanding the foregoing, Owner and Hotel Operator shall have the right to interview and approve each individual selected by Manager after the Effective Date as a member of the Executive Staff prior to his or her appointment, which approval shall not be unreasonably withheld or delayed. Prior to appointing any new member of the Executive Staff subsequent to the Effective Date, Manager shall provide Owner and Hotel Operator with a written summary of such individual’s professional experience and qualifications and shall offer Owner and Hotel Operator the opportunity to interview the candidate at the Hotel or another mutually acceptable location. All candidates proposed by Manager to fill an Execute Staff position shall, in Manager’s commercially reasonable judgment, have sufficient experience and be fully qualified for the position, taking into account the size, location, quality, marketing strategy, and stature of the Venues and the job description and qualifications established by Manager. In addition, Manager shall provide to Owner and Hotel Operator any pertinent information regarding compensation, years of service and any anticipated or accrued severance obligations (if any) associated with any candidate for an Executive Staff position and Owner and Hotel Operator shall be entitled to consider any such compensation, years of service or accrued severance obligations in granting or withholding their respective approval over the hiring of any candidate for an Executive Staff position. In addition, Manager acknowledges and agrees that Owner and Hotel Operator may propose, as a candidate for an Executive Staff position, any qualified person and Manager shall consider any such candidate in good faith.. Upon Owner and/or Hotel Operator’s good faith, substantively based objection to any such candidate, such candidate shall not be hired, and Manager shall identify and select alternative candidates, and the foregoing procedures shall apply to such alternative candidates. Manager shall not initiate the transfer of any person filling an Executive Staff position (as opposed to any bona fide, independent and unsolicited transfer that is initiated or requested by Owner or such person) to another restaurant owned or managed by Manager or its Affiliates without the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion).

5.3.3 Training of Venues Personnel.

(a) Manager shall, in collaboration with Hotel Operator, train and supervise all Venues Personnel in the operation of the Venues to ensure that the operation of the Venues meet the Standard and are otherwise in accordance with this Agreement and Applicable Law. All Venues Personnel shall be required to attend mandatory training provided by Hotel Operator with respect to the Hotel Brand standards.

(b) In furtherance of the foregoing, Manager shall, in collaboration with Hotel Operator and Owner, and in accordance with the policies of Hotel Operator, Owner and the Hotel made known to Manager, provide training and instruction on: (i) lawful sales of alcoholic beverages and the provision of other licensable activities; (ii) service, comportment, courteousness and attentiveness; and (iii) safety and security measures (including, but not limited to, food safety).

5.3.4 Appearance. From time to time during the Term, Manager shall establish policies requiring all Venues Personnel to conduct themselves and maintain an appearance and personal deportment that is appropriate for the operation of the Venues in accordance with the Standard to the extent permitted by Applicable Law. Manager shall include in its training and job qualification standards the requirement that all Venues Personnel must comply with any and all employee policies and procedures established by Owner and/or Hotel Operator from time to time as are made known to Manager, and to the extent there is a conflict between such policies established by Manager, on the one hand, and those established by Owner and/or Hotel Operator, on the other hand, the policies established by Hotel Operator shall control. Owner will provide to Manager and will cause Hotel Operator to provide to Manager copies of all such policies and procedures, including modifications or replacements adopted from time to time.

5.3.5 Intentionally Omitted.

5.3.6 Cooperation with the Hotel. Manager shall cooperate with Hotel Operator to ensure that all Venues Personnel observe and comply with the Rules and Regulations, and that Venues Personnel monitor observance and compliance of Rules and Regulations by agents, customers, invitees, licensees, guests and patrons. If the Hotel or the Venues receive any complaints from guests of the Hotel with respect to the Venues, the Venues managers shall consult with the Hotel’s general manager or its designee(s) to consider and handle such complaint in a prompt and professional manner and in accordance with the Standard. Notwithstanding anything to the contrary contained herein, Owner (and Hotel Operator on behalf of Owner) shall have the right to implement and enforce on a uniform and non-discriminatory manner certain reasonable polices, rules, regulations and procedures for, and/or coordinate the provision of, certain operations and/or services at the Hotel (including the Venues), including, without limitation, delivery and loading services, logistics, IT systems, employee testing, queuing restrictions, nuisance, odor and noise restrictions and limitations (including music levels), vibrations emanating from any operation at the Hotel, trash services and security services, all consistent with the Standard and Rules and Regulations. Manager hereby agrees that, upon receipt of notice of any such reasonable directives, policies, rules, regulations, procedures or other matters requested or implemented by Owner (and/or Hotel Operator on behalf of Owner), Manager will cooperate with Hotel Operator in causing the Venues Personnel to comply with all such reasonable directives, policies, rules, regulations, procedures or other matters.

5.3.7 Terms of Employment. All Venues Personnel shall be employed under contracts or under an at-will basis and/or on terms and for compensation acceptable to Hotel Operator in its reasonable discretion, provided that the compensation and terms shall be subject to and in compliance with the Annual Plan, and shall be commensurate with the compensation paid to employees in similar positions at the applicable Competitive Facilities. Manager shall, at Owner’s or Hotel Operator’s request, assist and consult with Owner and/or Hotel Operator, and the Hotel’s human resource coordinator, in the development, implementation and administration of the terms of employment and personnel standards, policies and practices relating to all Venues Personnel. Manager shall cooperate with Hotel Operator in ensuring that the Venues Personnel comply at all times with all Applicable Laws and with the employment and personnel standards, policies and practices of the Hotel. Hotel Operator shall supervise, direct, control and manage the processing of payroll for Venues Personnel.

5.3.8 No Delegation By Manager. Manager shall not authorize or attempt to authorize any person, other than Venues Personnel under the direction of Hotel Operator, and the Key Principal(s), and such other qualified employees of Manager or its Affiliates, to carry out the obligations of Manager under this Agreement, or to come on to the premises of the Hotel (other than as a regular guest) without the prior written consent of Owner, which may be withheld in Owner’s sole discretion.

5.3.9 Intentionally Omitted

5.3.10 Refusal of Access. Owner or Hotel Operator shall have the right to refuse access to and remove from the Hotel’s premises any member of Manager’s staff or any guest whose admission or presence would give rise to a nuisance or be disruptive to the quiet enjoyment of other guests in the reasonable opinion of Owner, Hotel Operator, or the Hotel’s authorized representative.

5.3.11 Unions. Notwithstanding anything to the contrary contained herein, if, at any time during the term, Manager or its Affiliate executes a collective bargaining (or similar) agreement (a) with respect to the Venues (without Owner’s approval) in breach of Section 2.1.3, or (b) with respect to or involving another facilities operated by Manager or its Affiliates (without the prior written approval of Owner), and such collective bargaining (or similar) agreement contains an accretion clause that would contractually require the unionization of the Venues Personnel, Owner shall have the right to terminate this Agreement upon written notice to Manager without payment by Owner of any termination fee, penalty, damages, cost or expense.

5.4. Purchasing. All FF&E, Inventory and OS&E selected by Manager for the Venues, including the purchase thereof, shall be in accordance with the Standard, and shall be subject to Section 2.1.3(i) above and the applicable approved Annual Plan. Manager shall use commercially reasonable efforts to make available any discounts, rebates, bulk purchases, preferred vendor arrangements, if applicable, and other commercially reasonable methods of reducing prices available to Manager.

5.5. Room Charges, Hotel Promotional Programs and Complimentaries.

5.5.1 Room Charges. Manager acknowledges and agrees that guests of the Hotel who patronize the Venues may charge purchases from the Venues (including taxes and gratuities related thereto) to their room accounts pursuant to procedures and systems implemented from time to time by Owner and/or Hotel Operator for direct billing to the rooms of registered guests of the Hotel (collectively, “Room Charges”). Manager agrees that the Venues will be bound by, and comply with, all such procedures and systems. All Room Charges shall be included in Operating Revenue, provided that Room Charges that are uncollected because of a Venue service deficiency shall be excluded from Operating Revenue for all purposes hereunder. All funds received by Owner and/or Hotel Operator for such Room Charges attributable to the Venues shall be deposited as directed by Owner and/or Hotel Operator in the applicable bank accounts designated by Owner and/or Hotel Operator in accordance with the terms of the Hotel Management Agreement. Manager shall cooperate with Owner and Hotel Operator with respect to the implementation of any procedures relating to such Room Charges, including, without limitation, those required to ensure the proper transfer and prompt deposit of such funds in such bank accounts designated by Owner and/or Hotel Operator. Manager acknowledges that Hotel Operator supervises, directs and controls on behalf of Owner such collections and that Hotel Operator shall have no liability or obligation to Manager for uncollected debts, absent gross negligence or willful misconduct. Manager shall cause the Venues Personnel to not make any charges to Hotel guest rooms prior to delivery of merchandise or services to guests. Memoranda of charges shall contain the guest’s name, Hotel room number, and an adequate description of the food, beverage, merchandise sold or service rendered, and shall be properly dated and stamped with the time of the sale. In order to limit the likelihood of uncollectible guest charges, Manager shall cause the Venues Personnel to obtain the Hotel front desk manager’s prior approval through the Hotel’s front desk management system for all Room Charges in excess of a reasonable amount as established by the Hotel’s general manager and communicated to Manager from time to time prior to processing such Room Charge. Owner, Hotel Operator, and their respective designees, shall have the right, in their sole discretion, to grant complimentary treatment to all or portions of a guest’s Room Charge (including those Room Charges attributable to items or services purchased at the Venues) at any time, including subsequent to such time that the guest incurs such charges in connection with the Venues. In the event any such complimentary treatment is granted, the amount of such complimentary treatment attributable to the Venues shall be treated as Owner Complimentaries for all purposes of this Agreement.

5.5.2 Intentionally Omitted.

5.5.3 Hotel Promotional Programs. Manager shall cause the Venues to participate in promotional offers of the Hotel as reasonably requested by Owner, including, without limitation any customer loyalty program whereby customers of Owner, Hotel Operator and/or their respective Affiliates and/or cooperating business associates may earn credits which may be redeemed at the Hotel, including the Venues. The terms and administration of all such promotional offers (including loyalty programs) shall all be determined by Owner and/or Hotel Operator, in their sole discretion. Manager acknowledges and agrees that the Venues shall be subject to, and participate in, all such promotional offers (including loyalty programs) and comply with all policies and procedures established by Owner and/or Hotel Operator, from time to time, regarding such promotional offers. If Owner offers to registered guests of the Hotel a promotion or discount at the Venues, including rate packages which incorporate some or all meals at no additional charge to the guest and/or credits earned through any customer loyalty program (including any loyalty program), the Venues shall honor such promotion, discount and credit. All discounts provided or redeemed at any of the Venues in connection with any such promotional offers or programs shall be treated as Owner Complimentaries for all purposes of this Agreement.

5.5.4 Credit Cards and Gift Cards. The Venues shall accept from customers all credit cards accepted by the Hotel. Additionally, the Venues shall accept all gift certificates and gift cards offered by Owner or Hotel Operator for use at the Hotel or any portion thereof, including at the Venues. Manager shall comply with all procedures as may be established by Owner and/or Hotel Operator from time to time regarding the processing and redemption of such Hotel gift certificates and gift cards.

5.5.5 Complimentaries.

(a) Manager acknowledges and agrees that Owner, Hotel Operator, or their respective designees may provide designated persons with discounted or complimentary food and beverages (the “Owner Complimentaries”) at or in connection with the Venues. Owner shall, from time to time, develop reasonable policies and procedures for the authorization, processing and administration of Owner Complimentaries. Owner may, in its sole discretion, provide Owner Complimentaries to a Hotel guest upon such guest’s checking out of the Hotel for items from the Venues already charged to such guest’s room charges, in which case the resulting deductions from Room Charges will be treated as Owner Complimentaries for all purposes of this Agreement.

(b) Subject to and in accordance with the applicable approved Annual Plan, Manager may provide complimentaries and discounts for purposes of business promotion and patron goodwill (the “Manager Complimentaries”). Except as may be otherwise approved by Owner in writing, the amount of any Manager Complimentaries shall not exceed the amount set forth for the same in the applicable approved Annual Plan, it being understood that Manager Complimentaries are recorded as an expense representing the cost of goods of the Manager Complimentaries. If the amount of Manager Complimentaries granted by Manager in any Operating Year exceeds the amount set forth in the applicable approved Annual Plan for such Operating Year, the Operating Revenue for such Operating Year shall be reduced for all purposes hereunder by the cost of goods of all Manager Complimentaries in excess of the amount set forth in the applicable approved Annual Plan. Manager Complimentaries shall not be included in Operating Revenue for any purpose hereunder. Manager Complimentaries shall be subject to Owner and/or Hotel Operator’s standard procedures and policies regarding complimentaries, as the same may exist from time to time.

(c) All Owner Complimentaries and Manager Complimentaries shall be subject to this Agreement (including without limitation in connection with the calculation of Operating Revenues) and Owner’s and/or Hotel Operator’s standard procedures and policies regarding complimentaries, as the same may exist from time to time.

5.6. Guest Data. Subject to any Applicable Laws regarding privacy and the sharing of such information, and subject to obtaining the prior approval of Owner and Hotel Operator (which approval may be granted or withheld in each such party’s sole discretion), during the Term, Manager may utilize such Hotel Guest Data approved by Owner and Hotel Operator for use solely in connection with the operation of the Venues and solely in compliance with the confidentiality provisions of the Hotel Management Agreement and all limitations as may be set by Owner and/or Hotel Operator in connection with any such use. Subject to the foregoing limitation on the use of Hotel Guest Data, Manager or its Affiliates have developed and may develop in the future its or their own informational records and/or database encompassing the same or similar information as Hotel Guest Data, provided such information is independently derived by or on behalf of Manager from guests or users of the Venues (“Manager Guest Data”). Manager and its Affiliates may use Manager Guest Data in connection with the business operated at the Venues or other business ventures.

5.7 Hotel F&B and Access to Back of House Areas. Manager shall not be responsible for management or supervision of any operations or facilities for the Hotel except for the Venues, in collaboration with Hotel Operator and as provided herein. Except as otherwise expressly provided in this Agreement, Owner reserves the right to operate or cause the operation of any other non-food and/or non-beverage operation in the Hotel that do not compete with the Venues, as Owner determines in its sole discretion, and Manager shall have no rights or interests in such other operations; provided that Owner will manage the Hotel as currently configured and such other operations or cause them to be managed in a manner that does not interfere with the operations of the Venues and that does not degrade the Standard. Owner will provide Manager and the Venues Personnel with access to the loading docks and other areas of the Hotel to the extent necessary to operate and/or access the Venues. Manager shall cause the Venues Personnel to comply with all Rules and Regulations for such areas.

5.8 Additional Obligations of Manager.

5.8.1 Operating Requirements. Other than closures required due to Force Majeure, redecorating, maintenance or repair, the Venues shall continuously operate during the following applicable minimum business hours (or such other hours as are established from time to time in the Annual Plan): (i) Signature Restaurant: Monday to Sunday, 5:30 to 10:00 p.m., (ii) Lobby Pub: Monday through Sunday, 8:00 a.m. to 3:00 p.m., (iii) Pool Bar: 3:00 to 7:00 p.m. Owner and Manager agree to consider in good faith each other’s and Hotel Operator’s requests to adjust the minimum days and hours, and/or the scale of operation, for any Venue from time to time, and all such adjustments shall be subject to the mutual approval of Owner, Hotel Operator and Manager, which approvals shall not be unreasonably withheld, conditioned or delayed.

5.8.2 Site Visits.

(a) Key Principal. The Manager acknowledges that the Key Principal shall dedicate enough time and energy necessary to ensure that the Venues operate in accordance with the Standard. Subject to and in accordance with the applicable approved Annual Plan and during the Term of this Agreement, Manager shall cause the Key Principal or the Key Principal’s designees to be either (i) at the Managed Facilities (or the Owner’s off-site offices), or (ii) as reasonably necessary, in the immediate region (or such other location as requested by Owner) focused exclusively on project related work (e.g. hiring/interviewing, media meeting, events, Owner meetings, etc.), for a minimum number of days per month as set forth in Exhibit E; provided, however, that such minimum number of days may be adjusted (up or down) upon reasonable mutual agreement by Owner and Manager to address any seasonality or specific circumstances of the Venues (for example, should operational issues arise, preparation for high volume periods, or limited preparation for low volume periods).

5.8.3 Manager Availability. In addition to the site visits under Section 5.8.2, Manager (through the Key Principal or his designees) and the Venues Personnel shall remain reasonably available telephonically to Owner’s and Hotel Operator’s personnel, including Owner’s designated representative, and the Hotel’s general manager or its designee(s) with regards to the operations of the Venues and the services provided hereunder. In furtherance thereof, on a quarterly basis, upon Owner’s request, Manager’s appropriate corporate representative shall meet with Owner to review the operating performance of the Venues.

5.9. Owner’s Covenants, Representations and Warranties.

5.9.1 Owner’s Obligations and Responsibilities. Subject to the terms of this Agreement, including but not limited to any approved Annual Plan (including for the avoidance of doubt, the applicable approved Capital Budget), in addition to such obligations to be performed by Owner and set forth in this Agreement, Owner shall at Owner’s sole cost and expense:

(a) be responsible, at the sole cost and expense of Owner, for the cost and expense of enforcing any warranties with respect to or completion of (if not previously completed) all design, construction, fitting out work, decoration and ownership of the Managed Facilities and incurred in connection with the opening of each Venue for business to the public, including, without limitation, all design, architecture, engineering, legal and similar “soft costs” for the development of each Venue, all construction and similar “hard” costs for construction of each Venue, all tenant improvement costs, all pre-opening costs for each Venue, the initial working capital for each Venue, all costs to furnish OS&E and Inventory, all costs to furnish and install all FF&E (including, without limitation, computers and the point of sale equipment, hardware and software), artwork, and sound system, all as consistent with the applicable Concepts and Standard. Any subsequent remodel, redesign, redecoration, furnishing or fitting out of any of the Managed Facilities shall be completed in accordance with the applicable approved Capital Budget. For the avoidance of doubt, it is agreed that Manager shall never be required to pay or otherwise provide any funds required for the design, construction, pre-opening, opening, training, repair, maintenance, or operation for the Venues, or to otherwise fund or pay any Operating Expenses properly incurred hereunder.

(b) continually maintain, repair, replace, staff and otherwise operate and promote the Hotel consistent with the Hotel Brand and the Standard, and perform its obligations, and enforce Hotel Operator’s performance, under the Hotel Management Agreement and this Agreement.

(c) subject to and in accordance with Section 5.2 hereof, replace, as promptly as practicable, the physical and structural components of the Managed Facilities, including the FF&E, kitchen equipment, carpet, paint and window treatments as reasonably necessary to maintain the Standard and Hotel Brand (as applicable), and otherwise be responsible for the cost of maintaining and repairing the Managed Facilities in accordance with the Standard; provided, however, Manager acknowledges and agrees that it shall coordinate with Hotel Operator with respect to the repair and maintenance of the Managed Facilities;

(d) cooperate with Manager (and Hotel Operator as applicable) in the application for and renewal of all government permits and licenses necessary for the operation of the Venues (including all permits and licenses necessary to permit the sale of alcoholic beverages at the applicable Venue);

(e) subject to the provisions of Section 2.5 above and Applicable Law, arrange for all advertising and signage for the Venues, which signage shall include, without limitation, one or more signs for each of the Managed Facilities utilizing the trade name for each such Managed Facility, which signs shall be installed in location(s) at the Hotel which are reasonably acceptable to Owner, Hotel Operator and Manager and with a mutually acceptable size, format and design;

(f) permit Manager to purchase on behalf of Owner, or cause Hotel Operator to purchase, food and other products to be used in the operation of the Venues that meet the Standard. In the event any food or other product purchased by Owner or Hotel Operator does not meet the Standard as determined by Owner in its reasonable discretion, Manager shall provide Owner with such product specifications and standards and proposed vendors of such products, in which case such products shall be purchased from the vendor approved by Owner that can satisfy such specifications and standards;

(g) provide cash management and budgetary procedures, in collaboration with Hotel Operator and Manager, to ensure that funds are available at all times for day-to-day working capital purposes and to pay Operating Expenses; and

(h) unless otherwise set forth herein, either approve or reject, or cause Hotel Operator on behalf of Owner to approve or reject, any of Manager’s requests for approval required by this Agreement within ten (10) business days of receipt of a written request for approval. If Owner, or Hotel Operator on behalf of Owner, rejects any request for approval, it shall provide reasonably detailed written comments or corrections to Manager for re-submittal to Owner or to Hotel Operator on behalf of Owner. If Owner, or Hotel Operator on behalf of Owner, does not approve or reject a request within such ten (10) business day period, the request shall be deemed disapproved. The foregoing timelines shall also apply to any re-submittal. Unless otherwise expressly set forth herein, Owner, or Hotel Operator on behalf of Owner, shall not unreasonably withhold its consent to any request for consent or approval.

5.9.2 Representations, Warranties and Covenants of Owner.

(a) Owner represents and warrants and covenants to Manager that (i) it shall not make any agreement, commitment, grant or assignment, or do, or omit to do, any act or thing, that could or might interfere or impair the enjoyment by Manager of the rights granted hereunder, (ii) the Hotel Management Agreement is in full force and effect, (iii) to Owner’s knowledge, neither Owner or Hotel Operator is in material default of any obligations under the Hotel Management Agreement, and (iv) this Agreement is consistent with the requirements of the Hotel Management Agreement and with loan covenants pertaining to any financing affecting the Hotel.

(b) Owner agrees, represents and warrants to Manager that it (i) shall not directly or indirectly use the Manager Trademarks, the Manager Proprietary Information, or any depiction of any of the Concepts in a manner which could reasonably be construed to materially and adversely affect the goodwill, reputation, value or integrity associated therewith, or in any manner other than in accordance with the terms hereof and any and all uses shall bear such registration or other symbols as may be mutually agreed by Manager and Owner, and (ii) shall not directly or indirectly adopt or use any trademark, symbol or device which includes or is confusingly similar to, or is a simulation or colorable imitation of any of the Manager Trademarks or unfairly competes with the Manager Trademarks, or apply to register the Manager Trademarks nor any marks so nearly resembling them as to be like, to deceive or cause confusion in any part of the world. Owner acknowledges that Manager’s IP Affiliate is and shall be the exclusive owner of all right, title and interest in and to the Manager Trademarks and the associated goodwill, and Owner (for itself and its Affiliates) will take no action to infringe or cause infringement or otherwise act in derogation of Manager’s or Manager’s IP Affiliate’s or other Affiliates’ rights relative to the Manager Trademarks.

5.9.3 Representations, Warranties and Covenants of Manager.

(a) Manager represents and warrants and covenants to Owner that (i) it shall not make any agreement, commitment, grant or assignment, or do, or omit to do, any act or thing, that could or might interfere or impair the enjoyment by Owner of any rights granted hereunder and (ii) the terms and conditions of any agreement to which Manager (or its Affiliates) is a party do not materially prohibit, restrict or conflict with the rights granted to Owner or the obligations of Manager hereunder.

(b) Manager agrees, represents and warrants to Owner that it (i) shall not directly or indirectly use the Owner Trademarks or any depiction of any of the Concepts in a manner which could reasonably be construed to materially and adversely affect the goodwill, reputation, value or integrity associated therewith, or in any manner other than in accordance with the terms hereof and any and all uses shall bear such registration or other symbols as may be mutually agreed by Manager and Owner, and (ii) shall not directly or indirectly adopt or use any trademark, symbol or device which includes or is confusingly similar to, or is a simulation or colorable imitation of any of the Owner Trademarks, or apply to register the Owner Trademarks Hotel Brand nor any marks so nearly resembling them as to be like, to deceive or cause confusion in any part of the world. Manager acknowledges that Owner is and shall be the exclusive owner of all right, title and interest in and to the Owner Trademarks, and the associated goodwill, and Manager (for itself and the Manager IP Affiliates and their other Affiliates) will take no action to infringe or cause infringement or otherwise act in derogation of Owner’s rights relative to the Owner Trademarks Hotel Brand.

ARTICLE 6
PROPRIETARY RIGHTS

6.1. Manager Proprietary Information. Manager (i) covenants that it or its Affiliates shall be the sole and exclusive owner of all rights, title and interest to the Manager Proprietary Information, (ii) covenants that throughout the Term, it shall have the right to use and license the Manager Trademarks relating to the Venues to Owner, Hotel Operator and their respective designees, in connection with the operation of the Venues and in accordance with this Agreement, and (iii) represents and warrants that it has the right to use and license the Manager Trademarks relating to the Venues in connection with the operation of the Venues in accordance with this Agreement. Owner acknowledges the ownership and rights of Manager in the Manager Trademarks relating to the Venues and other Manager Proprietary Information, and agrees that (a) other than the right to utilize the Manager Trademarks relating to the Venues in accordance with the license as set forth herein and solely in connection with the operation of the Venues, this Agreement does not grant to Owner, Hotel Operator or any of their respective Affiliates, any right, title or interest whatsoever in any of the Manager Proprietary Information or any other Intellectual Property Rights of Manager or its Affiliates whatsoever, and (b) Owner’s and Hotel Operator’s usage rights with respect thereto, if any, are governed solely by this Agreement. Owner acknowledges that its license hereunder with respect to certain Manager Trademarks is subject to and limited to the terms and provisions set forth in Section 2.5.5 hereof.

6.2. Owner Proprietary Information. Manager acknowledges the rights of Owner in the Owner Proprietary Information, and agrees that (a) other than the right to utilize the Owner Proprietary Information as set forth herein, this Agreement does not grant to Manager any right, title or interest whatsoever in any of the Owner Proprietary Information, or any other Intellectual Property Rights of Owner or its Affiliates whatsoever, and (b) Manager’s usage rights with respect thereto, if any, are governed solely by this Agreement.

ARTICLE 7
MARKETING

7.1. Marketing.

7.1.1 Marketing Program. (a) Owner shall use commercially reasonable efforts to cause Hotel Operator to develop and implement, in consultation with and subject to the approval of Manager, a specific marketing program for the Venues. Manager, in consultation with Hotel Operator and Owner may also develop a specific marketing program for the Venues. The marketing program(s) shall provide for inclusion of the Venues in global, national, regional and/or local marketing and advertising programs, market research and public relations, (the “Marketing Requirements”), provided the inclusion of the Venues in such programs (i) shall be subject to Manager’s prior reasonable approval, and (ii) to the extent the approval of any third party owners, landlords, franchisors, licensors, or other third parties that have approval rights over such marketing and advertising programs is required, the inclusion of the Venues in such marketing and advertising programs shall be subject to Owner and/or Hotel Operator obtaining the necessary approval of such third parties (which approval Owner shall use commercially reasonable efforts, or cause Hotel Operator to use commercially reasonable efforts, to obtain). Owner shall use commercially reasonable efforts to cause Hotel Operator to consult, collaborate and cooperate with Manager, and Manager agrees to consult, collaborate and cooperate with Hotel Manager, in the preparation of the marketing program for the Hotel to ensure the marketing and promotion of the Venues are incorporated in such program and in any applicable global, national, regional and/or local marketing and advertising programs in which the Hotel participates. Owner shall further use commercially reasonable efforts to cause Hotel Operator to include references to the Venues in Marketing Materials.

(b) All marketing of the Venues shall at all times be in accordance with the Marketing Requirements. All use of the Manager Trademarks and other Intellectual Property Rights of Manager, Manager’s IP Affiliate, and/or their respective Affiliates shall be subject to the provisions of Section 2.5 and Article 6 above.

7.1.2 Content. Owner shall have the right to develop, or at the request of Owner, to have Hotel Operator develop and provide to Owner, photographs, descriptive content and other media, such as video and floor plans, relating to the Venues (collectively, the “Content”) from time to time, in accordance with Owner’s or its agents’ specifications for such Content, consistent with the Concepts and Standard. Other than the Manager Concepts, Manager Trademarks and other Manager Proprietary Information included or represented in Content, Owner shall own all rights, title and interest in the Content it develops (or Hotel Operator develops for it), including all Intellectual Property Rights relating thereto; provided that such rights, title and interest will not extend to and will not infringe upon the Manager Concepts, Manager Trademarks and other Manager Proprietary Information. To the extent Content includes or represents the Manager Concepts, Manager Trademarks relating to the Venues or other Manager Proprietary Information relating to the Venues, Owner shall have the license and right to use such Content during the Term, subject to the terms and limitations specified in Section 2.5 above. Subject to the foregoing, Owner or Manager shall have the right to utilize the Content in connection with the marketing and promotion of the Hotel, including the Venues, provided that: (i) such use shall be subject to the foregoing provisions and the provisions of Section 2.5 above, (ii) any Content depicting any of the Manager Concepts, Manager Trademarks or other Manager Proprietary Information, or any portion thereof, shall be subject to the prior approval of Manager (acting reasonably), and (iii) all such uses shall be subject to the Standard. In addition to the foregoing, and with written approval of Owner, Manager may develop photographs, descriptive content and other media, such as video and floor plans, relating to the Venues (referred to as “Manager Content”), and Manager will own, for so long as this agreement is in place, and may use such Manager Content in connection with the Venues or other business ventures

(a) Websites. Manager acknowledges and agrees that Owner and/or Hotel Operator may have website(s) to promote the Hotel and/or the Hotel Brand (each, a “Hotel Website”) and such Hotel Website shall, without charge, include references to the Venues as components of the Hotel, provided, however, that the Hotel Website (i) shall not be operated under an Internet domain name or uniform resource locator (URL) that uses any of the Manager Trademarks or anything confusingly similar thereto, without Manager’s written consent (which consent may be granted or withheld in its reasonable discretion); and (ii) shall not include metatags (information embedded in the website code) that incorporate any of the Manager Trademarks or anything confusingly similar thereto without Manager’s written consent (which consent may be granted or withheld in its reasonable discretion). If Owner or its Affiliates own or has registered (or had any other Person, including, without limitation, Hotel Manager, do so on its behalf) any domain name or URL that uses any of the Manager Trademarks, or anything confusingly similar thereto, Owner shall promptly assign such domain name or URL to Manager and /or cause Hotel Operator or another Person to do so. For the avoidance of doubt, in the absence of Owner’s gross negligence or willful misconduct, Owner shall not be in default of this Agreement for any failure of Hotel Operator to comply with any provision of this Section 7.1.3(a).

(b) Owner acknowledges and agrees that Manager or Manager’s IP Affiliate may have website(s) to promote the Manager Concepts and Venues, along with other business ventures of Manager or an Affiliate (each, a “Manager Website”), and any such Manager Website may include references to the Hotel as the location of the Venues and descriptions or depictions of Manager Concepts; provided, however, that the Manager Website (i) shall, in the event this agreement is terminated, be updated to show its role in the history of the Venues rather than as a current operation; (ii) shall not be operated under an Internet domain name or uniform resource locator (URL) that uses any of the Owner Trademarks, Hotel Brand Intellectual Property or Hotel Operator Intellectual Property or anything confusingly similar thereto, without Owner’s and Hotel Operator’s, as applicable, written consent (which consent may be granted or withheld in their sole discretion); (iii) shall have a hyperlink to one or more Hotel Websites, which shall serve as the sole information source relating to the Hotel and the Hotel Brand; and (iv) shall not include metatags (information embedded in the website code) that incorporate any of the Owner Trademarks, Hotel Brand Intellectual Property or Hotel Operator Intellectual Property or anything confusingly similar thereto without Owner’s and Hotel Operator’s, as applicable, written consent (which consent may be granted or withheld in their sole discretion). If Manager owns or has registered (or has had any other Person do so on its behalf) any domain name or URL that uses any of the Owner Trademarks, Hotel Brand Intellectual Property or the Hotel Operator Intellectual Property or anything confusingly similar thereto, Manager shall promptly assign such domain name or URL to Owner or Hotel Operator, as applicable.

ARTICLE 8
CONFIDENTIALITY

8.1. Confidential Information. Each Party acknowledges that the other Party and Hotel Operator will provide certain Confidential Information to it in connection with the provision of services under this Agreement, and that such Confidential Information is proprietary to the respective Parties (or Hotel Operator, as applicable), and includes trade secrets of the respective Parties. Accordingly, during the Term and thereafter each Party shall use all commercially reasonable efforts: (a) to maintain the confidentiality of, and shall not disclose to any third Person (including the media), any Confidential Information or the terms of this Agreement, except to Hotel Operator or to that Party’s Authorized Recipients, but only on a “need to know” basis in connection with the services provided hereunder, the operation of the Venues or the operation or ownership of the Hotel; and (b) to ensure that none of its Authorized Recipients uses or discloses any Confidential Information or takes any other actions that are otherwise prohibited under this Section 8.1. Notwithstanding the foregoing, the restrictions on the use and disclosure of Confidential Information shall not apply to information or techniques which are or become generally known in the lodging or food and beverage industry (other than through disclosure by such Party or its Authorized Recipients), or to the extent such disclosure is required under Applicable Law, including disclosure in connection with dispute resolution proceedings and reporting requirements applicable to companies whose securities are publicly traded; provided that in the case of required disclosure, the disclosing Party will provide reasonable notice to the other Party and take steps as reasonably practicable to protect the other Party’s Confidential Information and trade secrets. Each Party, Hotel Operator and their respective Affiliates shall have the right to obtain an order from an applicable Governmental Authority preventing the unauthorized disclosure of any Confidential Information. This Section 8.1 shall survive the expiration or termination of this Agreement.

8.2. Public Statements. The Parties shall consult with each other on all press releases and other public statements relating to the Venues and neither Party shall issue any press release or other public statement relating to the Venues without the prior written approval of the other Party (and/or Hotel Operator to the extent such press releases or public statements will reference the Hotel or use or reference the Hotel Operator Intellectual Property or Hotel Brand Intellectual Property), except for any press release or other public statement required under Applicable Law (including reporting requirements applicable to public companies), in which case the issuing Party (if practicable under the circumstances) shall provide the other Party (and/or Hotel Operator, as applicable) with a reasonable opportunity to review and comment upon any such statement prior to its issuance.

ARTICLE 9
BOOKS AND RECORDS AND FINANCIAL AFFAIRS

9.1. Maintenance of Books and Records. Owner shall be responsible for (and shall use commercially reasonable efforts to cause Hotel Operator, on behalf of Owner, to be responsible for) the management of all financial affairs and accounting activities of the Venues, including, without limitation, the payment, when due, of all Operating Expenses, processing of accounts payables and receivables, cash management, including reasonable cash-on-hand, the preparation of the Monthly Reports and annual Financial Statements, and the maintenance of the books of account and other records relating to or reflecting the results of the operation of the Venues; provided, however, that Manager shall cause the Venues Personnel to be responsible for the day-to-day daily cash management and the daily deposit of all cash receipts as described below. All of the financial books and records of the Venues shall be the property of Owner. The Venues shall use a point of sale system approved by Owner and in compliance with the requirements in Section 2.1.3(j) above. The initial cost of such point of sale system and computer interface shall be paid by Owner, and any recurring expenses associated with the point of sale system or the computer interface shall be an Operating Expense. All costs and expenses incurred by Owner in providing the financial management and accounting services hereunder, including an allocable portion of the cost of Owner’s personnel, shall be considered and included in Operating Expenses.

Manager, in collaboration with Hotel Operator, shall direct the Venues Personnel to be responsible for the day-to-day cash management, and in connection therewith, (i) Owner shall, in accordance with the approved Annual Plan, provide each Venue with funds in the cashiers drawers necessary for the daily cash flow operations of each such Venue and Manager, in collaboration with Hotel Operator, shall direct the Venues Personnel to be responsible for maintaining adequate cash drawer balances from the working capital funds provided by Owner to address the daily needs and operations of each such Venue, and (ii) other than such amounts to be retained in the daily cashiers drawers as described above, Manager, in collaboration with Hotel Operator, shall direct the Venues Personnel, on a daily basis, to deposit all other Operating Revenue received from the operation of the Venues into one or more bank accounts designated by Owner, in Owner’s sole discretion. Manager, in collaboration with Hotel Operator, shall direct the Venues Personnel to be responsible for the management of the funds maintained in the daily cashiers drawers, by, without limitation, managing the cash within such cashiers drawers and keeping accurate records of all funds deposited into and paid from such cashiers drawers. Upon Manager’s reasonable request, Owner shall use commercially reasonable efforts to cause Hotel Operator to provide timely “flash reports” of the financial operations of the Venues, subject to the terms and conditions of the Hotel Management Agreement and in accordance with the Hotel Operator’s existing financial reporting systems.

9.2. Monthly Reports. Owner shall cause to be prepared monthly financial reports that reflect the financial results of the operation of each of the Venues for each month of each Operating Year, in a format reasonably designated by Owner (which may be reasonably modified from time to time) substantially similar to the operating reports for the Hotel (the “Monthly Reports”) and shall include: (i) a profit and loss statement of the operation of each Venue separately, and of all Venues in the aggregate, for such calendar month; (ii) a detailed statement of Operating Revenue, Operating Expenses, daily cash-on-hand starting and ending balances, and Net Profit for each Venue separately, and for all Venues in the aggregate, for such calendar month; and (iii) a calculation of the Base Fee payable for such calendar month. Owner shall cause to be delivered to Manager each Monthly Report on or before the fifteenth (15th) day of the month following the month (or partial month) to which such Monthly Report relates.

9.3. Intentionally Omitted.

9.4. Annual Financial Statements. Owner shall cause to be prepared and delivered to Manager no later than March 31 of each Operating Year, annual financial statements for the operation of the Venues for the preceding Operating Year (consisting of a balance sheet and a profit and loss statement) (the “Financial Statements”). The Financial Statements shall be in a format reasonably designated by Owner (which may be reasonably modified from time to time) substantially similar to the operating reports for the Hotel, shall be certified as true and correct by an officer or other authorized representative of Owner, and shall include: (i) a balance sheet, (ii) a profit and loss statement of the operation of each Venue separately, and of all Venues in the aggregate (including detailed statements of Operating Revenue, Operating Expenses, and Net Profit), (iii) a calculation of all Management Fees payable for such Operating Year, (iv) a summary of all Management Fees previously paid to Manager, and a reconciliation statement reflecting any appropriate adjustments to be made for any overpayment or underpayment of the Management Fees actually paid in respect of such Operating Year, and (v) such other matters as may be included by Owner. The Party owing money as a result of such adjustment shall pay such amount to the other Party within thirty (30) days after such reconciliation statement has been delivered to Manager provided such amounts are not the subject of a dispute in accordance with Section 9.5 below. If Manager is to repay any overpaid amounts to Owner, in lieu of making such payment, Manager may elect in writing to have Owner offset such overpaid amounts against the Management Fees otherwise payable to Manager hereunder until such overpaid amounts have been reimbursed to Owner in full.

9.5. Disputes. If Manager objects to any matter set forth in any Monthly Report or Financial Statement, Manager shall deliver written notice thereof to Owner not later than fifteen (15) days after receipt of the applicable report or statement, which notice shall set forth in reasonable detail the nature of such objection (and if Manager does not deliver any such objection notice within such 15-day period, such report or statement, as applicable, shall be deemed binding and conclusive as against Manager). If Manager timely delivers such objection notice, the Parties shall promptly discuss all such objections and shall, in good faith, attempt to resolve all such objections. If the Parties are unable to resolve any disputes with respect to the matters set forth in Manager’s notice within sixty (60) days after delivery of such notice, either Party may submit such dispute for resolution in accordance with Article 14.

9.6. Inspection Rights. Owner agrees that, upon reasonable advance written request from Manager, it shall provide to Manager any information and documents which Manager may reasonably request and as is customary in the food service industry as verification for the amount of the Operating Revenue, Net Profit (and the various deductions from Operating Revenue) and the calculation of the Management Fees. Manager shall have the right, during normal business hours, upon at least seventy-two (72) hours prior written notice to Owner, and at Manager’s sole cost and expense, to inspect the books and records regarding the Venues and/or to have an audit conducted by an independent auditor selected by Manager of all such books and records, including all such records reasonably required to verify the amount of the Operating Revenue, Net Profit (and the various deductions from Operating Revenue), Management Fees and other amounts payable to Manager under this Agreement and to verify the calculation of all performance thresholds under this Agreement (including the performance thresholds set forth in Section 13.3.3 hereof). A copy of any such audit prepared by or for Manager shall be delivered to Owner and any underpayment or overpayment disclosed in such audit, including, without limitation, of the Management Fees, shall be paid to the appropriate Party within thirty (30) days after the date such audit is delivered to Owner. Subject to the terms of the next-following sentence, if the audit reveals that the amount of Management Fees payable to Manager for the period covered by such audit were understated by more than five percent (5%), the reasonable cost of such audit shall be paid by Owner. If Owner disagrees with the result of Manager’s audit, Owner shall, at Owner’s sole expense, conduct its own independent audit (a copy of which shall be promptly delivered to Manager upon completion), and if following the completion of Owner’s audit, the Parties cannot agree upon the amount of any overpayment or under payment within sixty (60) days after delivery of such Owner’s audit to Manager, either Party may submit such dispute for resolution in accordance with Article 14.

ARTICLE 10
ASSIGNMENTS

10.1. Manager Transfer. The Parties acknowledge and agree that the rights under this Agreement are personal to Manager, and Manager shall not, directly or indirectly, effect, or permit any Transfer without the prior consent of Owner, which may be withheld in its sole and absolute discretion. Notwithstanding anything to the contrary contained herein, so long as Manager is not in default under this Agreement or any other agreement with Owner or any of its Affiliates relating to the Venues (and the proposed transfer would not constitute a default thereunder), Manager shall not require the consent of Owner prior to any Transfers to an Affiliate of Manager which holds or has (or will have at the time the proposed transfer is to be consummated) rights to use the Manager Trademarks; provided that (a) either the Key Principal controls the managerial decisions of such Affiliate and (b) such Affiliate (i) agrees to be bound by the terms and conditions of this Agreement and to assume Manager’s obligations hereunder, and Manager shall, notwithstanding any such assignment, continue to remain liable hereunder on a joint and several basis with any such Affiliate, (ii) has sufficient financial resources and liquidity (as evidenced by audited financial statements or other evidence of financial wherewithal which is reasonably satisfactory to Owner) to fulfill all of the Manager’s obligations under this Agreement, and (iii) is not, and is not under the control of, controlled by, or under common control with, any Person who has been convicted of a felony involving moral turpitude. All assignments and Transfers not requiring the consent of Owner are referred to herein as “Permitted Transfers.” All Permitted Transfers shall be subject to the following conditions being satisfied: (1) Manager provides notice to Owner no later than sixty (60) days prior the Permitted Transfer, specifying in reasonable detail the nature of the Permitted Transfer, and (2) neither the transferee nor any of its Parent Companies or Equity Owners is a Prohibited Person and the Transfer shall not otherwise violate Sanction Laws. In addition to the remedies provided in Article 13, any Transfer by Manager in violation of the terms of this Article 10 shall be void and of no force or effect and shall constitute an Event of Default governed by the terms of Section 13.1. Notwithstanding anything contained herein to the contrary, in no event shall any Transfer by Manager release the assignor from its obligations under this Agreement.

10.2. Owner Transfer. Owner shall have the right, without Manager’s consent, to effect any (i) Transfer, in whole or in part, to any Person, provided that any Assignment with respect to this Agreement is effected to a transferee of the Hotel (subject to Owner’s right to terminate this Agreement as set forth in Section 13.3.2), or any (ii) Transfer (a) to any Affiliate of Owner or Person who has a direct or indirect Ownership Interest in Owner; (b) if the proposed transferor is a natural Person, by succession or testamentary disposition upon his or her death; (c) if Owner or any Person having a direct or indirect Ownership in Owner is a public company, then (1) by a direct or indirect transfer of the stock of such public company, (2) by the direct or indirect creation of new stock in such public company, (3) by direct or indirect stock splits or reverse stock splits in such public company, (4) by redemption of stock by such public company, (5) the conversion of such public company from a public to private company, or (6) by any reorganization, merger, consolidation, recapitalization, or similar transaction with respect to such public company, (d) in connection with the estate planning of such transferor to (1) an Immediate Family Member of such interest holder (or to partnerships or limited liability companies controlled solely by one or more of such Immediate Family Members), or (2) a trust established for the benefit of an Immediate Family Member, (e) by devise or descent or by operation of law upon the death or incapacity of a member, partner or shareholder of any direct or indirect owner of an Ownership Interest in Owner. Upon any Assignment by Owner, the transferor shall be relieved of all liabilities and obligations under this Agreement accruing from and after the effective date of such Assignment. Notwithstanding the foregoing, no Transfer by Owner will be to a Prohibited Person or otherwise violate Sanction Laws.

10.3. Effect of Permitted Assignment or Transfer. A consent to any particular Transfer by Owner shall not be deemed to be a consent to any other Transfer or a waiver of the requirement that consent be obtained in the case of any other Transfer.

10.4. Mortgages. Owner shall have the right to encumber all of the assets that comprise the Hotel, Project, Venues, Managed Facilities or any portion of any of the foregoing or interest therein including the Land and all improvements thereto and all FF&E and supplies located at or used in the operation of the Hotel, Project, Venues, Managed Facilities or any portion of any of the foregoing and assign to a Mortgagee all of Owner’s right, title and interest in this Agreement as collateral security for any loan secured by the Mortgage. Manager hereby acknowledges and agrees that Mezzanine Financing is expressly permitted hereunder (and Owner shall have a right to grant a security interest in the direct or indirect Ownership Interests of Owner in connection therewith). Upon reasonable advance notice from a Mortgagee, Manager shall permit such Mortgagee and its agents and representatives to enter any part of the Venues at any reasonable time for the purposes of examining or inspecting the Venues, or examining or copying the books and records of the Venues; provided, however, that (a) any expenses incurred in connection with such activities and in connection with Owner’s financing generally shall not be Operating Expenses of the Venues and shall be paid by Owner, and (b) Owner shall use reasonable efforts to cause such Mortgagee to agree to treat as confidential (including execution and delivery of a confidentiality agreement acceptable to Manager) any information such Mortgagee obtains from examining the books and records of the Venues provided by Owner to Manager, including the Annual Plan.

ARTICLE 11
INSURANCE AND INDEMNIFICATION

11.1. Insurance.

11.1.1 Owner’s Insurance.

(a) Owner, as an Operating Expense, shall obtain and maintain or cause the hotel operator to obtain and maintain the following insurance policies for the Venues (the “Owner Policies”):

(i) Commercial general liability insurance written on an ISO CG 0001 or its equivalent (occurrence form), including broad form contractual liability coverage, with minimum coverages as follows: general aggregate per location - $2,000,000; products-completed operations aggregate per location - $2,000,000; personal and advertising injury - $1,000,000; liquor liability - $1,000,000, each occurrence, $2,000,000 aggregate liquor liability aggregate – per location; fire damage (any one fire) - $1,000,000; and medical expense (any one person) - $5,000;

(ii) Excess liability insurance (follow form excess or umbrella), liquor liability, commercial general liability, automobile liability, and employers liability, with minimum coverages as follows: each occurrence - $5,000,000; aggregate - $10,000,000;

(iii) Workers compensation insurance which complies with the applicable workers compensation laws governing the State of Florida covering all Venues Personnel and persons who are or may be deemed to be employees of Owner;

(iv) Employers’ liability insurance, with minimum coverages as follows: each accident - $1,000,000; disease (each employee) - $1,000,000; disease (policy limit) - $1,000,000 with respect to all Venues Personnel and persons who are or may be deemed to be employees of Owner;

(v) Employment practices liability insurance, including third party coverage and wage and hour exposure, with minimum coverages of $2,000,000 for each claim, and $3,000,000 in the aggregate with respect to all Venues Personnel and persons who are or may be deemed to be employees of Owner;

(vi) “All Risk” of physical loss insurance against any and all damage to the Project and improvements thereon (including the Managed Facilities) and otherwise located at the property in an amount not less than the full replacement value thereof; and

(vii) Personal property insurance written on a causes of loss – special form covering all furniture, fixtures, equipment and other personal property located on the Project (including all FF&E located within the Managed Facilities) with full replacement cost coverage.

(b) Evidence of Insurance. Upon Manager’s request, Owner shall provide the Manager with insurance certificates evidencing the Owner Policies.

(c) Incidents Covered by Insurance. Manager promptly shall cause to be investigated all loss, damage to or destruction of the Venues, as it becomes known to Manager, and report to Owner any such incident that is material, together with the estimated cost of repair of such loss, damage or destruction.

(d) Manager’s Rights. Manager shall not have, by virtue of this Agreement or otherwise, any right in or claim to any insurance proceeds payable under any Owner Policies maintained in respect to the Hotel (exclusive of the Venues), and the rights of Manager with respect to the application of such insurance proceeds shall be contractual rights as against Owner under this Agreement.

11.1.2 Manager’s Insurance.

(a) During the Term of this Agreement, Manager shall, as an Operating Expense, obtain and maintain the following insurance coverage (the “Manager Policies”):

(i) Commercial general liability insurance written on an ISO CG 0001 or its equivalent (occurrence form), including broad form contractual liability coverage, with minimum coverages as follows: general aggregate per location - $2,000,000; products-completed operations aggregate per location - $2,000,000; personal and advertising injury - $1,000,000; liquor liability - $1,000,000, each occurrence, $2,000,000 aggregate liquor liability aggregate – per location; fire damage (any one fire) - $1,000,000; and medical expense (any one person) - $5,000; and

(ii) Excess liability insurance (follow form excess or umbrella), liquor liability, commercial general liability, automobile liability, and employers liability, with minimum coverages as follows: each occurrence - $5,000,000; aggregate - $5,000,000.

(b) Owner and Hotel Operator (and to the extent reasonably available in the insurance marketplace, their respective parents, officers, directors and employees) shall all be named as additional insureds on the Manager Policies, other than the worker’s compensation policy.

(c) All Manager Policies shall (i) be issued by a carrier approved in advance by Owner (which approval shall not be unreasonably withheld), provided, that such carrier shall have a current A.M. Best Company rating of at least A-VIII and shall be licensed in the State of Florida, and (ii) not have deductibles in excess of Twenty Thousand Dollars ($20,000.00). Owner may require Manager to utilize one or more carriers selected by Owner or participate in such pooled insurance programs with Owner and/or other Persons in the Hotel as Owner may reasonably designate. Except as prohibited by Applicable Laws, the minimum coverages of the various Manager Policies may be adjusted by Owner from time to time upon thirty (30) days written notice delivered to Manager notifying Manager of the adjustments required to the coverage amounts.

(d) All insurance coverages maintained by Manager shall be primary to any Owner Policies, and any such Owner Policies shall be in excess of, and not contribute towards, Manager Policies. The Manager Policies shall apply separately to each insured against whom a claim is made, except with respect to the limits of the insurer’s liability.

(e) The coverages provided by Manager shall not be limited to the liability assumed under the indemnification provisions of this Agreement.

(f) Prior to the Effective Date and at least annually thereafter, Manager shall deliver to Owner certificates of insurance evidencing that all of the Manager Policies have been obtained and are in full force and effect and providing that Owner will be provided with not less than thirty (30) days prior written notice of any cancellation or modification of any of the Manager Policies, including any changes to the coverage amounts. Failure by Manager to provide and maintain all Manager Policies as required herein, or failure to provide the certificates of insurance, shall be considered a default of this Agreement.

(g) All premiums for the Manager Policies with respect to the period on and after the Opening Date shall be included within each Annual Plan as Operating Expenses.

11.2. Intentionally Omitted

11.3. Indemnification for Third-Party Claims.

11.3.1 Indemnification by Owner. Subject to Sections 11.3.3 and 11.3.4, Owner shall defend, indemnify, and hold harmless Manager and its Affiliates, and their respective owners, managers, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”) for, from and against any and all Third-Party Claims that any Manager Indemnified Parties incur to the extent such Third-Party Claims are caused by (a) infringement or any other circumstances relating to or arising from the Owner Proprietary Information or the Owner Trademarks or the Hotel Brand, (b) the fraud, willful misconduct, unlawful act or gross negligence of Owner, its Affiliates or any other person employed by corporate employees of Owner, or anyone for whose acts or omissions Owner may be liable, or (c) the breach by Owner of any representation, warranty, covenant or agreement thereof set forth in this Agreement, including, without limitation, provision of funds required in accordance with this Agreement, and all representations and warranties pertaining to Owner’s ownership and use of the Owner Proprietary Information.

11.3.2 Indemnification by Manager. Subject to Sections 11.3.3 and 11.3.4, Manager shall defend, indemnify, and hold harmless Owner, Hotel Operator and their Affiliates, and their respective owners, managers, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnified Parties”) for, from and against any and all Third-Party Claims that any Owner Indemnified Parties incur to the extent such Third-Party Claims are caused by (a) infringement or any other circumstances relating to or arising from the Manager Proprietary Information or the Manager Trademarks, (b) the fraud, willful misconduct, unlawful act or negligence of Manager, its Affiliates, or any person employed by corporate employees of Manager or anyone for whose acts or omissions Manager may be liable (expressly excluding Venues Personnel to the extent not otherwise caused by Manager’s, its Affiliates’ gross negligence or willful misconduct in the hiring, training or supervision of the Venues Personnel), (c) the breach by Manager of any representation, warranty, covenant or agreement thereof set forth in this Agreement, including, without limitation, all representations and warranties pertaining to Manager’s ownership and use of the Manager Proprietary Information, or (d) any action taken by Manager which is beyond the scope of Manager’s authority under this Agreement. In the event a Third-Party Claim arises within the ambit of subsection (b) above on account of actions or omissions by a Manager employee having a title or position lower than Senior Vice President (or the functional equivalent, regardless of such employee’s title), Manager will not be liable hereunder for such Third-Party Claim not caused by Manager directly or by gross negligence or willful misconduct in connection with hiring, training or supervision.

11.3.3 Insurance Coverage. Notwithstanding anything to the contrary in this Section 11.3, the Parties shall first tender to the insurer under the insurance policies covering such Third-Party Claim. If such insurance policies are subject to a deductible or self-insured retention, the Indemnified Party may request indemnification up to the amount of the deductible or self-insurance retention. If the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to indemnification in accordance with this Section 11.3.

11.3.4 Indemnification Procedures. An Indemnified Party shall be entitled, upon notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Third-Party Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party’s reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party, the Indemnified Party may appoint, at the Indemnifying Party’s expense, independent counsel of its choice for the defense of the Indemnified Party as to such Third-Party Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim and approve any proposed settlement of such Third-Party Claim, and (b) all reasonable costs and expenses (including attorney’s fees and expenses, and costs incurred in connection with discovery requests) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs and expenses (including attorney’s fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Third-Party Claims asserted against the Indemnified Party are subject to indemnification.

11.3.5 Survival. This Section 11.3 shall survive the expiration or termination of this Agreement.

ARTICLE 12
CASUALTY AND CONDEMNATION

12.1 If a Casualty or Condemnation results in the damage, destruction or loss of ten percent (10%) or more of the area of the Hotel, or ten percent (10%) or more of the area of the Managed Facilities in the aggregate, or thirty-five percent (35%) of the replacement cost of the Hotel (excluding land, excavations, footings and foundations), or such other portion of the Hotel that in Owner’s or Manager’s commercially reasonable opinion, makes it imprudent, economically unfeasible or unsuitable to use and operate the remaining portion of the Project or Managed Facilities, or if the resulting restoration work will take longer than twelve (12) months to complete as reasonably estimated by Owner and Manager, or if Manager and Owner determine that insurance proceeds are not available and sufficient to cover the cost of completing restoration (with allowance for restoration amounts that Owner may elect to provide, without obligation to do so) and that Owner therefore will either demolish the Hotel in its entirety or in large part and materially modify the scope or nature of the Hotel (collectively, “Material Damage”), then, Owner or Manager shall have the right to terminate this Agreement upon written notice delivered to the other Party within ninety (90) days of the occurrence of such Material Damage.

12.2 If Owner elects not to terminate this Agreement pursuant to the preceding sentence, or the Casualty or Condemnation does not constitute Material Damage, then Owner shall (i) diligently pursue the determination and recovery of insurance proceeds with respect to damage or destruction to the Hotel and portions thereof, including the Venues, and (ii) with reasonable diligence undertake the repair or restoration of the Venues or Hotel. During repairs and restoration, to the extent the Parties reasonably determine that one or more of the Venues can continue to be operated in accordance with the Standard and the terms of this Agreement during the repair or restoration period, Manager shall continue to provide its services hereunder in connection with the operation of such Venues in accordance with this Agreement, with such adjustments to the Annual Plan and other provisions hereof as are reasonably warranted under the circumstances, subject in all events to Owner’s approval (in its sole and absolute discretion).

12.3 If Owner or Manager elect to terminate this Agreement following a Casualty or Condemnation, this Agreement shall terminate upon written notice to the other Party, and neither Party will incur any further liability or obligation to the other Party, except for those liabilities and obligations that survive the termination of this Agreement. If this Agreement is not terminated, upon notification by Owner of the completion of the repair or restoration, Manager shall recommence the provision of services hereunder as promptly as practicable under the circumstances.

ARTICLE 13
DEFAULTS AND TERMINATIONS

13.1. Event of Default.

13.1.1 Manager Default. The following actions or events shall constitute an “Event of Default” by Manager (“Manager Default”) under this Agreement:

(a) A material breach by Manager of any representation or warranty expressly set forth in this Agreement.

(b) A Transfer by Manager in violation of Article 10.

(c) Manager, its Affiliates, and/or the Key Principal committing a felony criminal offense, or having engaged in (i) an act of moral turpitude which would materially damage the reputation of Owner or the Hotel, (ii) the commission of fraud or any intentional material misrepresentation in connection with this Agreement, (iii) misappropriation of funds of the Hotel and/or Venues, or (iv) discriminatory or abusive behavior involving the guests, employees or policies of the Hotel and/or the Venues, whether or not it becomes publicly known, including sexual harassment, creation of a hostile work environment, bullying or harassment based on any other protected characteristic, such as but not limited to race, ethnicity, sexual preference, gender, or identity, which act of moral turpitude or discriminatory or abusive behavior is confirmed by a preponderance of evidence as determined after an investigation conducted by experienced impartial third party investigator mutually approved by the parties in which Manager is interviewed, presented with a summary of the allegations, and afforded the opportunity to present evidence. For sake of clarity, Owner acknowledges and agrees that the Venues Personnel shall not be deemed agents or representatives of Manager for the purposes of this Section 13.1. If a Manager Default is alleged on account of actions or omissions of a Manager employee under: (A) subsection (iii) above, Manager shall have ten (10) days within which it shall have the right to cure such alleged Manager Default by terminating such Manager employee, or (B) subsection (iv) above, Manager shall have ten (10) days within which it shall have the right to cure such alleged Manager Default by either taking such disciplinary action against such Manager employee as may be warranted under the circumstances and to the reasonable satisfaction of Owner or terminating such Manager employee; provided, however, if Manager has not so cured such alleged Manager Default as provided in the foregoing clauses (A) or (B), as applicable, within the applicable ten (10) day period, Owner shall have the right to terminate this Agreement pursuant to Section 13.2 and Manager shall reimburse Owner for all costs to the extent attributable to the alleged circumstances described in subsections (iii) or (iv), as applicable.

(d) Intentionally Omitted.

(e) (i) The insolvency of Manager, or Manager’s failure generally to pay its debts as such debts become due; (ii) a general assignment or similar arrangement by Manager for the benefit of its creditors; (iii) the filing by Manager of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws; (iv) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Manager which is consented to by Manager, (v) the appointment of a receiver, administrative receiver, administrator, custodian, trustee or liquidator to oversee all or any substantial part of Manager’s assets or the conduct of its business, which is not dismissed within ninety (90) days of filing, provided that Manager’s services continue to be performed in material compliance with this Agreement during the pendency of such proceeding, (vi) any action by Manager for dissolution of its operations, or (vii) the filing by Manager of any other similar proceedings in any relevant jurisdiction affecting Manager and the failure to cure or set aside any of the foregoing within ninety (90) days.

(f) The failure of Manager to pay any sum of money to Owner when due and payable, if any becomes due and payable hereunder, and if such failure is not cured within ten (10) days after written notice by Owner to Manager specifying the failure of Manager.

(g) The failure of Manager to keep the Key Principal engaged in the management and operations of the Venues pursuant to Section 5.8.2 of this Agreement following notice from Owner and Manager’s failure to either (i) cure, to Owner’s satisfaction, the Key Principal’s deficient engagement in the management and operation of the Venues, or (ii) retain a replacement Key Principal that is acceptable to Owner (in Owner’s sole but reasonable discretion) within thirty (30) days..

(h) Except for where shorter cure periods, if any, are otherwise provided herein, Manager’s failure to perform any of the other covenants, duties or obligations set forth in this Agreement to be performed by Manager that is not cured within thirty (30) days after delivery of written notice of such default from Owner, or, in the case such failure cannot with due diligence be cured within such period of thirty (30) days, if Manager fails within such thirty (30) day period to proceed to cure such default and with due diligence thereafter proceed to prosecute the curing of such failure with all due diligence, it being intended that in connection with a failure not susceptible of being cured with due diligence within thirty (30) days that the time within which to cure the same shall be extended only for such period as may be necessary to complete the same with all due diligence, such period not to exceed ninety (90) days in the aggregate so long as no material adverse effect to the Venues or the Hotel results from Manager’s failure of performance.

13.1.2 Owner Default. The following actions or events shall constitute an “Event of Default” by Owner (“Owner Default”) under this Agreement:

(a) A material breach by Owner of any representation or warranty expressly set forth in this Agreement.

(b) (i) The insolvency of Owner, or Owner’s failure generally to pay its debts as such debts become due; (ii) a general assignment or similar arrangement by Owner for the benefit of its creditors; (iii) the filing by Owner of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws; (iv) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Owner which is consented to by Owner, (v) the appointment of a receiver, administrative receiver, administrator, custodian, trustee or liquidator to oversee all or any substantial part of Owner’s assets or the conduct of its business which is not dismissed within ninety (90) days of filing, provided that Owner’s services continue to be performed in material compliance with this Agreement during the pendency of such proceeding, (vi) any action by Owner for dissolution of its operations, or (vii) the filing by Owner of any other similar proceedings in any relevant jurisdiction affecting Owner.

(c) A failure by Owner to pay any amount payable to Manager hereunder, including, without limitation, Management Fees, on the date such amount is due and payable hereunder, and such failure to pay is not cured within ten (10) days after delivery of written notice of such failure from Manager to Owner. If Owner shall dispute any calculation of the any amounts payable to Manager hereunder, Owner shall provide written notice to Manager of such dispute, which notice shall specify the amount in dispute. In the event that such dispute cannot be resolved within ten (10) days of Manager’s receipt of such written notice, then either Party may refer the dispute to the resolution pursuant to Article 14 hereof.

(d) A failure to perform any of the other covenants, duties or obligations set forth in this Agreement to be performed by Owner that is not cured within thirty (30) days after delivery of written notice of such default from Owner, or, in the case such failure cannot with due diligence be cured within such period of thirty (30) days, if Owner fails within such thirty (30) day period to proceed to cure such default and with due diligence thereafter proceed to prosecute the curing of such failure with all due diligence, it being intended that in connection with a failure not susceptible of being cured with due diligence within thirty (30) days that the time within which to cure the same shall be extended only for such period as may be necessary to complete the same with all due diligence, such period not to exceed ninety (90) days in the aggregate so long as no material adverse effect to the Venues or the Hotel results from Manager’s failure of performance.

13.2. Remedies for Event of Default. If any Event of Default occurs, the non-defaulting Party shall have the right to exercise against the defaulting Party any rights and remedies available to the non-defaulting Party under this Agreement or Applicable Law, including the right to terminate, subject to the terms of this Agreement. If the non-defaulting Party elects to terminate this Agreement, such termination right may be exercised by the non-defaulting Party only by irrevocable and unconditional notice to the defaulting Party, in which case this Agreement shall terminate on either the date specified in this Agreement, or if not specified in this Agreement, the date specified by the non-defaulting Party in the termination notice; provided, however, in the event of an Event of Default by Manager with respect to a particular Venue, Owner shall have the right to terminate this Agreement only as to the particular Venue, and this Agreement shall remain in full force and effect as to the other Venues. For avoidance of doubt and notwithstanding anything to the contrary herein, Owner may terminate this Agreement pursuant to this Section 13.2 due to an Event of Default by Manager without payment of the Termination Fee or any other penalty, damages or termination fee, except in cases specified below in which Manager is entitled to the Termination Fee, as defined in Section 13.3.2, upon termination of this Agreement. In all events, and as provided more fully below, if Owner terminates this Agreement on account of a Manager Default or otherwise as permitted hereunder, Manager shall be entitled and shall be paid all Management Fees and reimbursable expenses accrued through and including the effective date of termination.

13.3. Special Termination Rights of Owner. Owner shall have the following additional rights to terminate this Agreement.

13.3.1 Prohibited Person. In addition to any termination right that Owner may have under any other provision of this Agreement, Owner shall have the right to terminate this Agreement, without payment of any termination fee, penalty or other damages, if at any time during the Term, by virtue of a Transfer or otherwise, Manager or its constituent owners, is or becomes a Person that causes Owner or its Affiliates to violate any Applicable Laws, or causes any of the assets or interests of Owner or its Affiliates, to be subject to any fines, penalties, sanctions, confiscations or similar liability or action under any Sanction Laws (any such Person, a “Prohibited Person”) and such situation is not cured within thirty (30) days after written notice of the same is given by Owner to Manager, provided however that Manager shall have no such cure right in the event that (a) the presence of the Prohibited Person in Manager’s ownership structure causes Owner or its Affiliates to materially violate any Applicable Laws, or causes a material portion of the assets or interests of Owner or its Affiliates to be subject to any material fines, penalties, sanctions, confiscations or similar liability or action under any Sanction Laws, (b) such cure right previously was exercised by Manager.

13.3.2 Sale of Hotel. In addition to any termination right that Owner may have under any other provision of this Agreement, Owner shall have the right to terminate this Agreement upon a sale of the majority of its ownership interest in the Hotel to an unrelated bona fide third-party purchaser at any time by providing Manager with written notice not less than thirty (30) days prior to the closing date of such sale. Such notice shall specify the effective termination date of this Agreement, which shall not be earlier than the closing date of such sale. Notwithstanding the foregoing, if Owner shall terminate this Agreement pursuant to this Section 13.3.2 at any time prior December 31, 2023, Owner shall pay the Termination Fee to Manager. As used herein, “Termination Fee” shall mean an amount equal to $150,000. The Termination Fee will be payable in full to Manager not later than thirty (30) days after the effective date of termination of this Agreement.

13.3.3 Performance Test.

(a) In addition to any termination right that Owner may have under any other provision of this Agreement, Owner shall have the right to terminate this Agreement, without payment of any termination fee, penalty or other damages, if, for any Operating Year commencing with calendar year 2023 following the Opening Date, (i) the Operating Revenue of the Venues for such Operating Year, in the aggregate, did not exceed an amount equal to eighty percent (80%) of the budgeted Operating Revenue, in aggregate, for the Venues in the Annual Plan or (ii) the Net Profit of the Venues, in aggregate, for such Operating Year did not exceed an amount equal to eighty percent ( 80%) of the budgeted Net Profit, in aggregate for the Venues in Annual Plan, provided that the budgeted Net Profit shall be adjusted for any variance in non-Manager controlled items (which shall be identified in the Annual Plan) including without limitation Insurance and CAM allocations (the “Performance Test”). The foregoing Performance Test shall be equitably adjusted in the event of the occurrence of any Force Majeure. In the event Manager believes that the Performance Test should be subject to equitable adjustment due to a valid Force Majeure event, Manager shall notify Owner of the same and the Parties shall meet in good faith to attempt to agree upon the equitable adjustment to the Performance Test based on such Force Majeure or periods of closure due to renovations, repairs or governmental order. If the Parties are unable to agree upon the equitable mitigation within sixty (60) days following the date the Parties first meet to discuss such equitable mitigation, then either the mitigation plan shall be modified to incorporate Owner’s proposed changes or the Owner may terminate this Agreement upon payment of the Termination Fee.

(b) The Parties acknowledge and agree that the Performance Test shall apply to the performance of all Venues in the aggregate (and not to any individual Venue or Venues), and any termination of this Agreement based on the failure to achieve any Performance Test shall apply to all Venues.

13.3.4 Failure to Maintain Licenses. In addition to any termination right that Owner may have under any other provision of this Agreement, Owner shall have the right to terminate this Agreement, without payment of any termination fee, on at least thirty (30) days’ notice to Manager (or such shorter notice as may be required to prevent any revocation of the license required to operate the Venues) if at any time during the Term, Manager or its Affiliates, take or omit to take any action that, with the giving of notice or passage of time or both will result in the forfeiture of any licenses required under Applicable Law and required to be procured and maintained by Manager by the terms hereof for the operation of the Venues, and Manager fails to cure the same within thirty (30) days after delivery of written notice from Owner, or, in the case such failure cannot with due diligence be cured within such period of thirty (30) days, such longer period as may be required to cure such failure, not to exceed ninety (90) days in the aggregate following the earlier of (x) notice from Owner, or (y) actual knowledge of the failure to maintain, absence, or revocation, of any applicable license. Any such action or omission shall be deemed an Event of Default of Manager. For the avoidance of doubt, any acts or omissions by Venues Personnel in violation of the policies and procedures of Manager shall not be imputed to Manager or its Affiliates, and Owner shall not have the right to terminate this Agreement pursuant to this section based on any such acts or omissions of any Venues Personnel (unless caused by Manager’s or its Affiliates’ gross negligence or willful misconduct in the hiring, training or supervision of the Venues Personnel). Owner recognizes that Manager is not responsible for liquor licenses for the Venues or for the Hotel generally.

13.3.5 At Will Termination. In addition to any termination right that Owner may have under any other provision of this Agreement, from and after December 31, 2023, Owner shall have the absolute right to terminate this Agreement for any reason or no reason (but not in connection with a termination under Sections 13.3.1 – 13.3.4 above) by delivering an irrevocable notice of such termination to Manager (the “At Will Termination Notice”). The At Will Termination Notice shall specify the effective date and time of termination, which shall be not less than sixty (60) days after Manager’s receipt of the At Will Termination Notice. As a condition precedent to Owner terminating this Agreement pursuant to this Section 13.3.5, Owner shall pay the Termination Fee to Manager.

13.4. Special Termination Rights of Manager.

13.4.1 Intentionally Omitted.

13.4.2 Suspension of Operations. Manager shall have the right, as its sole and exclusive remedy, to terminate this Agreement, without liability or costs attributed to Manager, at any time during the Term on at least thirty (30) days’ notice to Owner, if after the Effective Date there is a suspension of operations such that Manager is practicably unable to perform as required hereunder for a period in excess of sixty (60) consecutive days, other than due to Manager’s fraud, gross negligence or willful misconduct (the “Suspension Period”), or if there occurs any final unappealable withdrawal or revocation of any material governmental license or permit required for Manager’s performance of its obligations under this Agreement or the operation of the Hotel in accordance with the terms hereof (including but not limited to any registration, consent, approval or licensing that is recommended, advisable or common in the industry, such as liquor licensing) that is not otherwise deemed to be an Owner Default; provided, however, that in the event Manager’s continued operation of the Venues during any such contestation could lead to civil or criminal charges against Manager, Manager shall have the right, as its sole and exclusive remedy, to terminate this Agreement without damages following the Suspension Period, prior to a final unappealable judicial decision.

13.5. No Release of Liability. No termination of this Agreement by either Party pursuant to this Article 13 shall relieve the other Party of any liability or obligation it may have to the terminating Party incurred prior to the termination of this Agreement.

13.6 Actions to Be Taken on Termination. Upon the expiration or termination of this Agreement for any reason, Manager and Owner shall cooperate with each other to effect an orderly transition of management and supervisory functions for the Venues from Manager to Owner or to any successor manager designated by Owner (including, without limitation, executing all documents and instruments reasonably necessary to transfer, subject to Applicable Law, to Owner or its nominee all governmental permits and licenses held by Manager necessary to operate the Venues). No termination of this Agreement (or election not to terminate this Agreement) shall be deemed a waiver of any claim or right to any payment, the obligation for which shall have accrued prior to termination, nor any claim or remedy arising out of the circumstances giving rise to termination right hereunder. The Parties shall take the following actions upon the expiration or termination of this Agreement:

13.6.1 Payment of Expenses for Termination. Owner shall be responsible for all expenses arising as a result of such expiration or termination, except that Manager shall be responsible for all costs to the extent attributable to an Event of Default by Manager.

13.6.2 Payment of Amounts Due to Manager. All Management Fees and other amounts due Manager under this Agreement through the effective date of expiration or termination shall be paid to Manager within thirty (30) days after the effective date of such expiration or termination (and such payment obligation shall survive the expiration or termination of this Agreement). If any such amounts are not paid within such thirty (30) day period, the unpaid amounts shall bear interest at the rate of 8% per annum until paid.

13.6.3 Transfers to Owner and Manager. Manager shall deliver to Owner all books and records in Manager’s possession or control relating to the Venues (but excluding any Manager Proprietary Information and with allowance for Manager to retain copies as necessary for Manager’s tax and entity reporting); provided, however, that Owner shall retain all such books and records and make them available to Manager at the Hotel at all reasonable times for inspection, audit, examination and photocopying, at Manager’s expense, for at least three years after the date of such expiration or termination. Owner shall deliver (and cause Hotel Operator to deliver) to Manager all of the Manager Proprietary Information in the possession or control of Owner, Hotel Operator, or its Affiliates. Upon the effective termination or expiration date of this Agreement: (i) Manager shall immediately cease acting as the manager of the Venues and shall vacate the same in an orderly and timely fashion, and (ii) except for such obligations that expressly or by their nature survive the expiration or termination of this Agreement, each Party shall be relieved of all of their respective obligations under this Agreement. The foregoing shall be without any additional fee or other compensation to Manager.

13.6.4 Use of Proprietary Information. Owner shall cease using the Manager Trademarks and any Manager Proprietary Information (and in all events no later than thirty (30) days following the termination of this Agreement). Without limiting the foregoing, from and after the thirtieth (30th) day after the termination of this Agreement, neither Owner nor any Person acting for or on behalf of Owner shall identify the Venues in any manner as food and/or beverage facilities operated by Manager or its Affiliates, or otherwise associate itself, the Hotel or the Venues with the Manager Trademarks or Manager Concepts in any manner, and Owner shall, within thirty (30) days after the effective date of termination of this Agreement, take all steps required to disassociate the Hotel and Owner from the Manager Trademarks and Manager Concepts and shall delete all Manager Trademarks from the Venues (including on all exterior and interior signage), and cease (or otherwise cover such marks) using all FF&E and OS&E bearing any of the Manager Trademarks and cease using all Manager Proprietary Information. Manager shall cease using all of the Owner Proprietary Information, as well as all Hotel Operator Intellectual Property and Hotel Brand Intellectual Property, on the effective date of expiration or termination of this Agreement (and in all events no later than thirty (30) days following the termination of this Agreement). This provision shall be enforceable by equitable relief, including injunction.

13.6.5 Survival. This Section 13.6 shall survive the expiration or termination of this Agreement.

ARTICLE 14
DISPUTE RESOLUTION

14.1. Arbitration. Except for (i) those matters for which a Party has final or sole approval rights or the right to make the final determination as set forth in this Agreement, and (ii) those matters set forth in Section 14.2.6 below, the Parties shall act in good faith and endeavor to resolve all disputes that may arise in connection with this Agreement by consensus, failing which after thirty (30) days (or a shorter period agreed to by each Party), the Parties will resolve all such disputes through final and binding arbitration (without appeal or review), administered by an independent arbitration tribunal comprised of three Qualified Persons selected in accordance with Section 14.1.1 below (the “Arbitration Tribunal”). All decisions of the Arbitration Tribunal, absent fraud, shall be final and binding on the Parties hereto (without appeal or review) and shall be enforceable in any court of competent jurisdiction.

14.1.1 Selection of Arbitration Tribunal. In the event of a dispute under this Agreement which requires resolution by arbitration, the complaining Party shall give written notice to the other Party that a dispute exists. Such notice shall also indicate that the dispute requires resolution by an Arbitration Tribunal under the terms of the Agreement. Within twenty (20) days following delivery of such notice, each Party shall appoint a Qualified Person to act as an arbitrator. The two arbitrators so selected by each Party shall then have twenty (20) days to jointly select a third Qualified Person to act as an arbitrator. The three arbitrators shall comprise the Arbitration Tribunal, and the third jointly selected arbitrator shall be appointed as the chairperson of the Arbitration Tribunal. If either Party fails to make its respective selection of a Qualified Person to act as an arbitrator within the twenty (20) day period provided above (or if the two selected arbitrators fail to jointly appoint a third Qualified Person to act as an arbitrator within the twenty (20) day period provided above), then either Party (or its selected arbitrator) shall apply to the Miami, Florida office of the American Arbitration Association, or its successors, to appoint a Qualified Person or Qualified Persons to act as the remaining arbitrators comprising the Arbitration Tribunal. Notwithstanding anything to the contrary contained herein, either Party, in its sole discretion, my waive any of the Qualified Person requirements and permit an individual proposed by the other Party who does not meet some or all of the Qualified Person requirements to serve as an arbitrator under this Section 14.1.

14.1.2 Arbitration Process. To the extent not inconsistent with this Section 14.1, the Commercial Arbitration Rules of the American Arbitration Association shall apply to any arbitration proceedings.

(a) In any arbitration proceeding, each Party shall submit or file any claim that would constitute a counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be released.

(b) The arbitration proceedings shall be conducted on an individual basis, and not on a multi-plaintiff, consolidated, collective or class-wide basis.

(c) If more than one issue shall be submitted to the same Arbitration Tribunal for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the Parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the Arbitration Tribunal.

(d) The Parties shall be entitled to limited discovery, including document exchanges as ordered by the Arbitration Tribunal. In addition, the Arbitration Tribunal may, but is not required to, allow depositions.

(e) The Parties acknowledge that the subpoena power of the Arbitration Tribunal is not subject to geographic limitations.

14.1.3 Decision of Arbitration Tribunal. The Arbitration Tribunal shall notify the Parties in writing of their decision within forty-five (45) days from the date on which the third arbitrator has been selected, or such other period as both of the Parties and the Arbitration Tribunal may all collectively agree in writing.

14.2. Miscellaneous.

14.2.1 Authority. The authority of the Arbitration Tribunal shall be limited to deciding the matter submitted to it. THE ARBITRATION TRIBUNAL SHALL NOT HAVE ANY AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR TO VARY, ALTER OR IGNORE THE TERMS OF THIS CONTRACT, OR TO VARY, ALTER OR IGNORE THE OPERATING STANDARDS. THE ARBITRATION TRIBUNAL SHALL BE BOUND BY CONTROLLING LAW. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY DISPUTE RESOLUTION PROCEEDING DESCRIBED IN THIS ARTICLE 14 SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL.

14.2.2 Location. The location of any expert arbitration proceedings shall be Miami, Florida, unless otherwise agreed by the Parties.

14.2.3 Fees and Expenses. The fees and expenses of the Arbitration Tribunal shall be paid by the Party against whom the Arbitration Tribunal rules. Each Party shall bear the costs and expenses of their own counsel, expert witnesses, research and case presentation in connection with any dispute resolution process described in this Article 14. Notwithstanding the foregoing, if any Party secures a court judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such court judgment shall be payable by the Party against whom such court judgment or determination on appeal has been rendered and shall be recoverable separately from and in addition to any other amount included in such court judgment.

14.2.4 Alternative Dispute Resolution Required. Subject to Section 14.2.6, the Parties agree for themselves, and each of their respective Equity Owners, parent companies and respective Affiliates, and each of the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, that all controversies, disputes, or claims between the Parties arising from or relating to this Agreement shall be subject to, and resolved in accordance with, this Article 14. For the purposes of this Article 14, the term “Party” shall refer to each of the Persons referenced in this Section 14.2.4.

14.2.5 Time Period for Claim. Except as otherwise prohibited or limited by Applicable Laws, any failure, neglect or delay of a Party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement shall constitute a waiver of such right and shall preclude the exercise or enforcement of any legal or equitable remedy arising from such breach or violation, unless written notice specifying such breach or violation is provided to the other Party within twenty-four (24) months after the later of: (a) the date of such breach or violation; or (b) the date of discovery of the facts (or the date the facts could have been discovered, using commercially reasonable diligence) giving rise to such breach or violation. Such written notice shall not toll any applicable statute of limitations.

14.2.6 Legal Proceedings. Notwithstanding anything in this Article 14 to the contrary, the Parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) preserving or protecting Manager Proprietary Information, Owner Proprietary Information, or other Intellectual Property Rights of the respective Parties (including, without limitation, the Manager Trademarks, and the Owner Trademarks) or, (ii) emergency or injunctive relief, or (iii) enforcement of the dispute resolution provisions of this Agreement, (iv) any unlawful detainer or similar proceeding, or (v) enforcement of the decision and/or award by any Arbitration Tribunal hereunder, and the Parties may pursue legal or equitable remedies, including injunction proceedings, as available hereunder or under Applicable Law in connection with the foregoing.

14.2.7 Employment. Each Party agrees that they shall not employ any Qualified Person utilized as an arbitrator under this Article 14 for a period of thirty-six (36) months following the completion of such individual’s engagement as an arbitrator, without the prior written consent of the other Party, which consent may be withheld in the party’s sole and absolute discretion. The engagement contract with any Qualified Person shall contain an affirmative representation by the Qualified Person that such Qualified Person will not accept employment from either Party or its Affiliates for a period of thirty-six (36) months following the completion of such individual’s engagement as an arbitrator hereunder.

14.2.8 Dispute Resolution Notice. NOTICE: BY INITIALING IN THE SPACE BELOW, EACH PARTY IS AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS ARTICLE 14 DECIDED BY ARBITRATION, AND EACH PARTY IS GIVING UP ANY RIGHTS SUCH PARTY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, EACH PARTY IS GIVING UP ITS JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THIS ARTICLE 14. IF A PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS ARTICLE 14, SUCH PARTY MAY BE COMPELLED TO SUBMIT TO ARBITRATION UNDER THE AUTHORITY OF THE FLORIDA RULES OF CIVIL PROCEDURE. EACH PARTY’S AGREEMENT TO THIS ARTICLE 14 IS VOLUNTARY. EACH PARTY HAS READ AND UNDERSTANDS THE FOREGOING NOTICE AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARTICLE 14 TO ARBITRATION.

Owner: ____________    Manager: ____________

14.2.9 Limitation on Liability. Notwithstanding any provision in this Agreement to the contrary, Owner and Manager are each sophisticated commercial parties dealing at arm’s length. Owner and Manager agree that there are unknown or undeterminable risks involved in managing a hotel. Each Party understands and agrees that the other Party and its Affiliates are not acting as an insurer and are not insuring, warranting, or guaranteeing any result, favorable or unfavorable, arising out of or related to this Agreement, Manager’s services rendered pursuant to or related to this Agreement, and/or the Parties’ business relationship. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, THE SERVICES RENDERED BY MANAGER PURSUANT TO THIS AGREEMENT, AND/OR THE BUSINESS RELATIONSHIP BETWEEN THE PARTIES, SUCH LIABILITY BEING EXPRESSLY LIMITED TO ACTUAL DAMAGES. NO SHAREHOLDER, TRUSTEE, PARTNER, MEMBER, BENEFICIARY, DIRECTOR, OFFICER, MANAGER, SECURITY HOLDER, EMPLOYEE, AGENT, REPRESENTATIVE OR OTHER PERSON THAT IS AN INDIVIDUAL ACTING FOR OR ON BEHALF OF EITHER PARTY WILL HAVE ANY PERSONAL LIABILITY (i.e., IN HIS OR HER PERSONAL CAPACITY) FOR ANY OBLIGATIONS ENTERED INTO FOR OR ON BEHALF OF SUCH PARTY, AND THE ASSETS OF ANY SUCH PERSON SHALL NOT BE SUBJECT TO ANY CLAIMS OR ACTIONS RELATING TO ANY OBLIGATIONS OF SUCH PARTY.

14.2.10 Survival. The provisions of this Article 14 shall survive the termination or expiration of this Agreement.

ARTICLE 15
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

15.1. Manager’s Representations and Warranties. Manager represents and warrants to Owner that:

15.1.1 Organization and Authority. Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business in the jurisdiction in which the Hotel is located, and has full power, authority and legal right to execute and deliver this Agreement, and perform all of Manager’s covenants and obligations under this Agreement. Manager’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.

15.1.2 Enforceability. This Agreement constitutes a valid and binding obligation of Manager, and does not violate or conflict with the organizational and governing documents of Manager or any Applicable Law to which Manager is subject or by which it or any substantial portion of its assets is bound or affected.

15.1.3 Third-Party Approvals and Contracts. Except as otherwise disclosed herein, no approval of any third party is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement and the performance of Manager’s obligations hereunder will not violate, conflict with or constitute a breach of or default under any agreement to which Manager or any Affiliate is a party, or any of their respective properties or assets is bound or affected.

15.1.4 Litigation. There is no litigation, proceeding or governmental investigation pending or threatened against Manager that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

15.1.5 Ownership of Manager. To Manager’s knowledge, no person owning an interest in Manager is a Prohibited Person.

15.1.6 Sanction Laws. Neither Manager, nor any Parent Company, nor any of their respective Affiliates, nor the shareholders, members, managers, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Sanction Laws, or otherwise has assets or interests that are subject to restrictions under any Sanction Laws, or (b) would cause Owner or Hotel Operator or any Affiliate to be in violation of any Sanction Laws, or subject any of their assets or interests to any fines, penalties, confiscation or similar liability or action under any Applicable Laws.

15.2. Owner’s Representations and Warranties. Owner represents and warrants to Manager that:

15.2.1 Organization and Authority. Owner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business in the jurisdiction in which the Hotel is located, and has full power, authority and legal right to execute and deliver this Agreement, and perform all of Owner’s covenants and obligations under this Agreement. Owner’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.

15.2.2 Enforceability. This Agreement constitutes a valid and binding obligation of Owner and does not violate or conflict with any of the organizational or governing documents of Owner or any Applicable Law to which Owner is subject, or the Hotel or any substantial portion of Owner’s assets is bound or affected.

15.2.3 Third-Party Approvals and Contracts. No approval of any third party (including the Hotel Operator) is required for Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement and the performance of Owner’s obligations hereunder will not violate, conflict with or constitute a breach of or default under any agreement to which Owner or any Affiliate is a party, or by which any of their respective properties or assets is bound or affected.

15.2.4 Litigation. There is no litigation, proceeding or governmental investigation pending or threatened against Owner or an Affiliate, Parent Company or Equity Owner of Owner, that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

15.2.5 Title. Owner owns legal title to the real property underlying the Project.

15.2.6 Hotel Agreements. As of the date hereof, the Hotel Management Agreement and Franchise Agreement are in full force and effect.

15.2.7 Sanction Laws. Neither Owner, nor any Parent Company, nor any of their respective Affiliates, nor the shareholders, members, managers, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Sanction Laws or (b) would cause Manager or any Affiliate to be in violation of any Sanction Laws, or subject any of their assets or interests to any fines, penalties, confiscation or similar liability or action under any Sanction Laws.

15.3. Covenants.

15.3.1 Good Standing of the Parties. Each Party shall take all actions as may be necessary to ensure that it remains in good standing in its respective jurisdiction of their organization, and duly qualified to do business in the jurisdiction in which the Hotel is located.

15.3.2 Compliance with Laws. Each Party shall take all actions as may be necessary to ensure that the Venues at all times during the Term are operated in accordance with Applicable Law.

15.4. Acknowledgements. Owner and Manager each acknowledge and confirm to the other that:

15.4.1 No Additional Representations or Warranties. Neither Party has made any promises, representations, warranties or guaranties of any kind whatsoever to the other Party, except as specifically set forth in this Agreement, and no Person is authorized to make any promises, representations, warranties or guaranties on behalf of either Party, except as expressly set forth in this Agreement.

15.4.2 No Reliance. Neither Party has relied upon any statements or projections of revenue, sales, expenses, income, profitability, value of the Venues or similar information provided by the other Party, but has independently confirmed the accuracy and reliability of any such information and is satisfied with the results of such independent confirmation.

ARTICLE 16
GENERAL PROVISIONS

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida, without regard to any conflict of law principles.

16.2. Construction of this Agreement. The following principles shall be applied in interpreting this Agreement:

16.2.1 Claims Limited to Contract. Neither Party shall assert against the other Party any contractual claim arising from this Agreement, unless the claim is based upon the express terms of this Agreement and does not seek to vary, and is not in conflict with, those express terms.

16.2.2 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or any arbitrator(s) for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes.

16.2.3 Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The use of the words “include,” “includes,” “including,” “excluding,” “excludes,” “excluding” or “such as” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. If the first or last day of any period of time set forth in this Agreement falls on a weekend or a legal holiday (as observed in the jurisdiction in which the Hotel is located), such period shall commence or end (as the case may be) on the next business day. The words “hereof,” “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used.

16.2.4 Headings. The table of contents, headings and captions in this Agreement are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references in this Agreement to any article, section or exhibits are to articles, sections or exhibits of this Agreement, unless otherwise noted.

16.2.5 Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, such Party has a duty to act reasonably and timely in rendering a decision on the matter.

16.2.6 Entire Agreement. This Agreement (including the attached Exhibits) constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein, and supersedes all prior agreements and understandings, whether written or oral.

16.2.7 Third-Party Beneficiary. Manager acknowledges that: (i) the Hotel is managed by Hotel Operator under the terms of the Hotel Management Agreement, (ii) Owner shall have the right to delegate any or all of Owner’s rights and/or obligations under this Agreement to Hotel Operator, and (iii) to the extent of such delegated rights and/or obligations, upon Owner’s request, Manager shall deal directly with Hotel Operator and its representatives with respect to such rights and/or obligations so delegated to Hotel Operator. Hotel Operator shall, to the extent of all rights and/or obligations of Owner delegated to Hotel Operator, be an express and intended third party beneficiary under this Agreement and shall have the right and authority to act on behalf of Owner with respect to all such matters. The foregoing shall not diminish Owner’s obligations hereunder, and any default by Hotel Operator hereunder shall be attributable to, and shall be deemed a default by, Owner. Manager acknowledges and agrees that the obligations hereunder are obligations of Owner only, and that Hotel Operator shall not be liable for such obligations absent breach by Hotel Operator or Hotel Operator’s gross negligence or willful misconduct. Manager also acknowledges and agrees that Hotel Operator shall have the same rights as Owner with respect to the use of Manager’s Proprietary Information; subject to the confidentiality restrictions attributable to Owner hereunder. Manager further acknowledges and agrees that none of the directors, officers, employees, Affiliates, representatives or agents of Hotel Operator shall ever be personally liable to Manager for any debts or liabilities arising under or related to this Agreement. Owner acknowledges and agrees that none of the owners, managers, directors, officers, employees, Affiliates, representatives or agents of Manager shall ever be personally liable to Owner for any debts or liabilities arising under or related to this Agreement. Nothing contained herein shall amend and/or modify Owner’s responsibility under the Hotel Management Agreement.

16.2.8 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law or under this Agreement, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

16.2.9 Amendments. Neither this Agreement nor any of its provisions may be amended, modified, changed, waived or discharged, except in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought.

16.2.10  Survival. The expiration or termination of this Agreement shall not terminate or otherwise affect any rights or obligations of a Party that either expressly or by their nature survive the expiration or termination of this Agreement.

16.3. Timing of Performance. In performing its obligations under this Agreement, each Party shall at all times act in a reasonable and timely manner and within the timeframe requested by the other Party.

16.4. Subordination. This Agreement and the rights of Manager shall at all times be subject and subordinate to all Mortgages, ground leases, operating leases, or other similar financing arrangements which encumber all or part of the Hotel or any assets relating to it and which may now or hereafter be outstanding, and to all renewals, modifications, consolidations, replacements and extensions thereof. Manager shall promptly execute any certificate or other document that Owner or any mortgagee may reasonably request as to such subordination. Notwithstanding anything to the contrary contained herein, any subordination to any Mortgages, ground leases, operating leases, or other similar financing arrangements first effective after the date of this Agreement shall be expressly conditioned on Owner using commercially reasonable efforts to cause Manager and the holder of such Mortgages or other similar financing arrangements, or the lessor under such ground leases or operating leases, as applicable, to enter into a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to such holder and Manager (“SNDA”); provided, however, to the extent Owner is unable, despite its commercially reasonable efforts, to cause Manager and the holder of such Mortgages or other similar financing arrangements, or the lessor under such ground leases or operating leases, as applicable, to enter into such SNDA, this Agreement and the rights of Manager shall nonetheless at all times be subject and subordinate to all such Mortgages, ground leases, operating leases, or other similar financing arrangements.

16.5. Waivers. No failure or delay by a Party to insist upon the strict performance of any term or provision of this Agreement, or to exercise any right or remedy available to a Party for a breach, shall constitute a waiver of such breach or any subsequent breach of such term or provision. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

16.6. Notices. All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by (a) personal delivery, or (b) overnight DHL, FedEx, UPS or other similar courier service, addressed to the recipient Party, with a copy to Hotel Operator, at the addresses specified below, or at such other address as a Party or Hotel Operator may designate in accordance with this Section 16.6, and shall be deemed to have been received by the Person to whom such notice or other communication is sent upon (i) delivery to the address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient) on a business day, otherwise the following business day, or (ii) the attempted delivery of such notice if such recipient refuses delivery, or such recipient is no longer at such address, and failed to provide the sending Party with its current address in accordance with this Section 16.6. For the avoidance of doubt, email correspondence shall not constitute a notice, consent or such communication under this Agreement.

if to Owner:

1350 S Dixie LLC
1340 S Dixie Hwy, Suite 612
Coral Gables, FL 33146
Attn: Brent Reynolds

with a copy to:

54 Madison Partners
527 Madison Avenue, Floor 24
New York, NY 10022
Attn: Luke Stehouwer

and an additional copy at the same time to:

Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Lauren Giovannone, Esq.

and if to Hotel Operator:

Hersha Hospitality Management L.P.

510 Walnut Street, 9th Floor

Philadelphia, PA 19106

Attn: Naveen Kakarla, President

with a copy to:

Hersha Hospitality Management L.P.

510 Walnut Street, 9th Floor

Philadelphia, PA 19106

Attn: Legal Department

If to Manager:

ALPARENO RESTAURANT GROUP, LLC
1340 S Dixie Hwy, Suite 612

Coral Gables, FL 33146

And with a copy to:

Greenberg Traurig

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131
Attn: Bill Siegel

Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

16.7. Relationship of the Parties. The Parties acknowledge and agree that (a) Manager is an independent contractor and not an employee or agent of Owner, and nothing in this Agreement shall be construed or deemed to create a relationship of employer and employee or principal and agent between Owner, Hotel Operator, their respective Affiliates and employees of the Hotel (including the Venues Personnel) on the one hand, and Manager and its Affiliates, on the other hand, and (b) they are not joint venturers, partners or joint owners with respect to the Venues, and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties.

16.8. Force Majeure. In the event of a Force Majeure, the obligations of the Parties and the time period for the performance of such obligations shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure, the affected Party shall give prompt notice of such Force Majeure to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure, or Owner deems it necessary to close and cease the operation of all or any portion of the Hotel due to a Force Majeure in order to protect the Hotel or the health, safety or welfare of its guests or the staff of the Hotel and Venues, then Owner may close or cease operation of all or a portion of the Hotel, including the operation of the Venues, for such time and in such manner as Owner reasonably deems necessary as a result of such Force Majeure, and reopen or recommence the operation of the Hotel, including the operation of the Venues, when Owner determines that there is no unreasonable risk to the Hotel, the Venues or the health, safety or welfare of the guests, customers or the staff of the Hotel and Venues.

16.9. No Corrupt Practices. Neither Owner nor Manager nor any Person for or on behalf of either of them, shall make any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither Owner nor Manager nor any Person for or on behalf of either of them, shall make any offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving or anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office, or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions, or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any Governmental Authority to effect or influence any act or decision of such Governmental Authority.

16.10. Hotel Operator.

16.10.1 Role of Hotel Operator. Manager acknowledges and agrees that Owner shall have the right to delegate to Hotel Operator any supervision, direction and control of (i) the administration of this Agreement, (ii) the performance of its obligations under this Agreement, and (iii) the enforcement of its rights under this Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that nothing herein shall supersede any obligations between Owner and Hotel Operator (or its Affiliates) under the Hotel Management Agreement or such other separate agreements.

16.10.2  Hotel Operator Intellectual Property.

(a) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise specifically provided herein with respect to Manager’s rights to use Content and all aspects of the Manager Proprietary Information, and Manager Guest Data, Manager shall have no right to use the trademarks, trade names, service marks or any other Intellectual Property Rights relating to the Hotel Operator Trademarks (the “Hotel Operator Intellectual Property”) or any abbreviation or derivation thereof, in any manner whatsoever, including in advertising or marketing materials, press releases, or other publications without Hotel Operator’s prior written consent, in its sole discretion. Owner and Manager may only use the name of the Hotel in compliance with Hotel Operator’s usage requirements and brand standards as disseminated from time to time, including without limitation, proper affixation of trademark and copyright notices. Owner and Manager acknowledge that, other than in connection with identifying the Hotel and Venues, and indicating the location and/or address of the Venues as described above, Hotel Operator shall have the exclusive right to inspect and approve in its reasonable discretion all other uses by Owner and Manager of the Hotel Operator Intellectual Property under this Agreement and that all inspection and approval of the Hotel Operator Intellectual Property will be directed by Hotel Operator, and that Owner shall forward all proposed advertising or other materials using the Hotel Operator Intellectual Property by Manager hereunder to Hotel Operator within a reasonable period of time, but no less than one week, prior to the proposed publication of the advertising. If Hotel Operator determines in its reasonable discretion that the nature or quality of the samples or any of the proposed advertising, goods or services or other uses of the Hotel Operator Intellectual Property by Owner or Manager is unsatisfactory, then Hotel Operator shall promptly so notify Owner or Manager, as applicable, in writing and shall either: (i) request reasonable modifications to the proposed use, and/or (ii) request that said use immediately cease, and Owner or Manager, as applicable, shall comply with said requests. If Hotel Operator approves of a use of the Hotel Operator Intellectual Property, no further approval of Hotel Operator shall be required for the continued use of the Hotel Operator Intellectual Property in the same manner for which such approval was granted, provided that Hotel Operator (acting reasonably) reserves the right to withdraw such approval at any time upon written notice to Owner or Manager, as applicable. Each of Owner and Manager agree that it shall not contest, directly or indirectly, Hotel Operator’s or a successor-in-interest’s right to use and own the Hotel Operator Intellectual Property. Each of Owner and Manager acknowledges that all goodwill which may arise from the use of the Hotel Operator Intellectual Property shall remain the sole and exclusive property of Hotel Operator, as the case may be, and shall inure to the sole benefit of Hotel Operator.

(b) In the event Hotel Operator changes or modifies any of its Hotel Operator Intellectual Property, all of which Hotel Operator may do in its sole discretion, Owner and Manager shall conform all its uses of the Hotel Operator Intellectual Property in accordance with such modifications as soon as practicable, and this Agreement and the restrictions and obligations in this Section 16.12.2 shall apply to the modified Hotel Operator Intellectual Property. Owner and Manager each acknowledges that it shall not be the owner or claim any right, title, or interest in the modified Hotel Operator Intellectual Property.

(c) Manager shall promptly cease using any Hotel Operator Intellectual Property if (i) it receives notice from Hotel Operator or Owner, or otherwise becomes aware, of the termination or expiration of the Hotel Management Agreement, or (ii) this Agreement terminates or expires.

(d) Manager acknowledges that Hotel Operator shall determine in its sole discretion whether Manager is infringing, misusing, diluting, or disparaging the Hotel Operator Intellectual Property and that if Hotel Operator notifies Owner or Manager in writing of any breach of Section 16.12.2, including use of the Hotel Operator Intellectual Property, and if Owner or Manager fails to cure said breach within twenty (20) days, Hotel Operator shall be entitled to immediate injunctive relief under this Section 16.12.2. Neither Party shall amend or waive any provision of this Section 16.12.2 without Hotel Operator’s prior written consent, which consent may be withheld in Hotel Operator’s sole discretion; and further, any Owner approval or waiver under this Section 16.12.2 shall be subject to such prior written consent of Hotel Operator. Neither Party shall take any action or fail to take any action which would render this Agreement, including this Section 16.12.2, unenforceable or void in any respect. This Section 16.12.2 shall survive the expiration or termination of this Agreement.

Signatures on the following page.

IN WITNESS WHEREOF, the Parties have duly executed this Management Agreement on the date first set forth above.

OWNER:

1350 S DIXIE LLC,
a Delaware limited liability company

By:	/s/ Brent M. Reynolds
Brent M. Reynolds
Its:	Authorized Representative

APPROVED BY:

54M 1350 S DIXIE HWY LLC

By:	/s/ Henry R. Silverman
Name:	Henry R. Silverman
Title:	Authorized Representative

Signature Page

MANAGER:

ALPARENO RESTAURANT GROUP, LLC
a Florida limited liability company

By:	/s/ Niven Patel
Name:	Niven Patel
Its:	Authorized Representative

Signature Page

Exhibit A-1

dESCRIPTION OF THE LAND

The Southwesterly 360.00 feet of Tract A, a REPLAT OF PART OF CORAL GABLES, RIVIERA SECTION PART 8, according to the Plat thereof, recorded in Plat Book 46, Page 100, of the Public Records of Miami-Dade County, Florida.

Also known as:

All that part of Tract A as shown on plat entitled REPLAT OF PART OF CORAL GABLES, RIVIERA SECTION PART 8, according to the Plat thereof, recorded in Plat Book 46, Page 100, of the Public Records of Miami-Dade County, Florida, that lies Southwesterly of the following described line:

Commence at a point where the Southeasterly line of Miami-Homestead Highway (U.S. 1) intersects the Northeasterly line of Hardee Road; thence Northeasterly along the Southeasterly line of Miami-Homestead Highway, a distance of 360 feet to the Point of Beginning of the line being described; thence Southeasterly parallel to and 360 feet Northeasterly at right angles to the Northeasterly line of Hardee Road a distance of 325 feet to a point located on the Northwesterly line of Avenue Madruga, said point, being 303.70 feet Northeasterly from a point where the Northwesterly line of Avenue Madruga intersects the Northerly line of Hardee Road.

Exhibit A-1 – Page 1

Exhibit B

DESCRIPTIONS OF CONCEPTS

a.	Mamey: Mamey is an upscale, casual dining restaurant operating daily for 3 meal periods. Inspired by island minded cuisines, Mamey provides a variety of tapas and specialty drinks.

b.	Orno: Orno is a casual fine dining, chef-driven New American restaurant operating for lunch and dinner meal periods. The restaurant emphasizes fresh, locally-sourced ingredients and a wood-fire inspired menu.

c.	Erba: Erba provides casual Italian fare open for lunch and dinner meal periods focused on daily fresh made pasta. Its concept would showcase the best of Italy’s diverse cuisine.

d.	Ghee: Ghee provides modern, Indian casual dining open for lunch and dinner meal periods at a moderate price point. Ingredient driven using local artisan purveyors, the restaurant encompasses traditional Indian home cooking.

e.	Achionatto: Achionatto is an upscale, Mexican inspired restaurant open for lunch and dinner providing guests with table side service and modern twist on traditional dishes.

f.	Mamey on 3rd is an extension of Mamey’s main dining area located on the 3rd floor terrace. Mamey on 3rd operates with a pared down menu of bites and specialty cocktails providing guests with daily happy hour and live music.

Exhibit B – Page 1

Exhibit C

AREA OF PROTECTION

Exhibit C – Page 1

Exhibit D

MANAGER TRADEMARKS

Exhibit D – Page 1

Exhibit E

Site visit minimums

Period Starting	Period Ending	Minimum Days
Commencement Date	End of Term	10 days per month

Exhibit E – Page 1